--------------------------------------------------------------------------------
Chicago Metropolitan Economy
--------------------------------------------------------------------------------

Overview

Chicago is the nation's largest and one of its fastest-growing economies. The Chicago metropolitan area has an economic base of 3,997,400 jobs as of April of 1997, which ranks it as the largest metropolitan economy nationwide. In four out of seven major employment sectors (manufacturing; trade; transportation, communications and public utilities; and construction), Chicago has the largest number of employees of any other metropolitan area nationwide. Because of its large size, Chicago has been one of the fastest-growing metropolitan areas nationwide in absolute terms. During the last five years, from April of 1992 through April of 1997, Chicago ranked second nationwide in terms of total jobs added. The Chicago metropolitan economy grew by 389,400 jobs over the last five years compared to the first-ranked Atlanta, which added 407,300 jobs and the third-ranked, Phoenix, which added 354,800 new jobs over the same period (see Exhibits 1.1 and 1.2 below).
--------------------------------------------------------------------------------
Exhibits 1.1 and 1.2.
--------------------------------------------------------------------------------

                       Total Employment as of April 1997
                                 Top Five MSAs


                             [CHART APPEARS HERE]


                      Fastest Growing MSAs, 4/92 to 4/97
                         in Absolute Terms (000 jobs)


                             [CHART APPEARS HERE]





Rosen Consulting Group                                                        1

Recent Economic Trends

Chicago's economy is highly diversified. Traditionally strong industries such as manufacturing and transportation continue to be vibrant sectors of the economy, and, increasingly, knowledge-based industries are growing at a rapid pace. The dynamic growth of knowledge-based industries is evident in the strong growth in subsectors within the services and finance, insurance and real estate (FIRE) industries. During the year ended in April, the services sector, which has grown from 25.1% of the total employment base in 1987 to 31.1% in 1997, grew at a robust rate of 3.2% compared to 3.4% nationally (see Exhibit 1.3). Growth was particularly strong in the following knowledge-based services employment subsectors: educational services (5.6%); engineering and management (5.3%); and, business services (4.6%). Tourism-related services also enjoyed strong growth, with employment in amusement and recreation up 5.2% and hotel employment up 3.7% (see Exhibit 1.4). The recent $675 million expansion of McCormick Place Convention Center will boost visitor volume and, thus, tourism-related services, in Chicago. In addition, Chicago has a large legal services industry. Twelve of the one hundred largest law firms are based in Chicago, a concentration which is second only to New York. In addition, seven more of the top one hundred law firms have offices in Chicago.

--------------------------------------------------------------------------------
Exhibit 1.3.
--------------------------------------------------------------------------------


                       Chicago's Changing Economic Base

                             [CHART APPEARS HERE]

                   Total employment by sector, 1987 vs 1997
                                 Chicago, MSA

               Total      Mining      Con.      Trade      Man.      TCPU      FIRE      Services      Gov.      Total
               -----      ------      ----      -----      ----      ----      ----      --------      ----      -----
      1987    3467.4        2.4      145.4      877.0     654.6      210.2     274.2        872.0     431.6      3467.4
% of total    100.0%       0.1%       4.2%      25.3%     18.9%       6.1%      7.9%        25.1%     12.4%           1

      1997   4,018.9        1.6      153.9      907.2     662.7      252.4     304.4      1,249.5     487.2      4018.9
% of total    100.0%       0.0%       3.8%      22.6%     16.5%       6.3%      7.6%        31.1%     12.1%           1

Rosen Consulting Group                                                        2

---------------------------------------------------------------------------------------------------------------
                                                  Exhibit 1.4
                                 Nonagricultural Payroll Employment by Sector
                                                Chicago, IL MSA

                                               1992        1993        1994        1995        1996      Apr-97
                                               ----        ----        ----        ----        ----      ------
Total Nonagricultural Employment            3,648.6     3,724.9     3,810.2     3,908.5     3,969.7     3,997.4
  % Change                                    -0.1%        2.1%        2.3%        2.6%        1.6%        1.7%
Construction                                  134.9       138.3       139.4       147.6       152.8       149.3
  % Change                                    -6.9%        2.5%        0.8%        5.9%        3.5%        0.5%
Manufacturing                                 628.2       637.5       649.4       653.6       656.4       660.5
  % Change                                    -1.9%        1.5%        1.9%        0.6%        0.4%        1.6%
  Durable Goods                               348.1       354.9       366.6       372.5       375.8       379.3
    % Change                                  17.8%        2.0%        3.3%        1.6%        0.9%        2.0%
    Fabricated Metal Products                  69.4        71.1        73.6        75.3        75.1        75.9
      % Change                                14.7%        2.4%        3.5%        2.3%       -0.3%        1.6%
    Industrial Machinery & Equipment           72.6        76.1        79.1        82.8        87.0        88.5
      % Change                                28.0%        4.8%        3.9%        4.7%        5.1%        3.1%
    Metal Working Machinery                    21.5        22.3        22.6        22.3        22.4        22.6
      % Change                                 4.4%        3.7%        1.3%       -1.3%        0.4%        1.8%
    Electrical & Other Elec. Equipment         84.0        86.2        92.9        97.3        96.8        97.9
      % Change                                11.7%        2.6%        7.8%        4.7%       -0.5%        3.3%
    Electrical Components & Accessories        20.5        22.0        23.4        24.8        24.7        24.8
      % Change                                21.3%        7.3%        6.4%        6.0%       -0.4%        2.1%
  Nondurable Goods                            280.1       282.6       282.7       281.1       280.6       281.2
    % Change                                  21.2%        0.9%        0.0%       -0.6%       -0.2%        0.9%
    Paper & Allied Products                    24.7        24.5        25.8        27.4        27.0        27.0
      % Change                                17.1%       -0.8%        5.3%        6.2%       -1.5%        0.0%
    Paperboard Containers                      14.1        14.1        15.4        16.8        15.9        16.0
      % Change                                11.0%        0.0%        9.2%        9.1%       -5.4%        0.6%
    Printing and Publishing                    78.9        79.9        79.2        77.0        76.5        76.6
      % Change                                 7.9%        1.3%       -0.9%       -2.8%       -0.6%        0.9%
    Commercial Printing                        28.0        28.5        28.3        28.0        28.1        28.2
      % Change                                 8.5%        1.8%       -0.7%       -1.1%        0.4%        0.4%
    Chemical & Allied Products                 54.1        53.3        51.4        50.9        51.3        51.7
      % Change                                63.0%       -1.5%       -3.6%       -1.0%        0.8%        1.6%
    Rubber & Misc. Plastic Products            40.7        42.3        44.0        44.2        43.6        43.7
      % Change                                33.9%        3.9%        4.0%        0.5%       -1.4%        0.2%
    Misc. Plastic Products                     32.8        34.5        36.2        36.2        35.6        35.7
      % Change                                43.2%        5.2%        4.9%        0.0%       -1.7%        0.0%
Transportation, Communications, & P.U.        221.8       226.0       233.6       236.5       244.3       250.2
  % Change                                    -0.5%        1.9%        3.4%        1.2%        3.3%        3.2%
  Railroad Transportation                      12.5        12.5        12.5        12.9        13.7        13.6
    % Change                                   2.5%        0.0%        0.0%        3.2%        6.2%       -0.7%
  Trucking & Warehousing*                      54.3        58.3        64.8        68.2        48.5        54.4
    % Change                                   9.0%        7.4%       11.1%        5.2%      -28.9%        7.1%
  Transportation by Air*                       42.5        43.8        43.9        42.8        57.3        64.0
    % Change                                  -4.5%        3.1%        0.2%       -2.5%       33.9%        0.9%
  Transportation Services                      21.0        21.8        23.8        24.4        26.3        27.4
    % Change                                  13.5%        3.8%        9.2%        2.5%        7.8%        5.0%

* Note: Approximately 15,000 to 20,000 UPS and Fedex jobs were redefined as transportation by air jobs, resulting in a large increase in that category at the expense of trucking and warehousing.
Source: Bureau of Labor Statistics

--------------------------------------------------------------------------------


Rosen Consulting Group                                                         3

--------------------------------------------------------------------------------
                             Exhibit 1.4 (Cont'd)
                 Nonagricultural Payroll Employment by Sector
                                Chicago, IL MSA

                                         1992      1993     1994     1995     1996    Apr-97
                                         ----      ----     ----     ----     ----    ------
Trade                                   858.8     873.4    892.4    913.5    906.0     895.6
 % Change                               -2.1%      1.7%     2.2%     2.4%    -0.8%      1.1%
 Wholesale Trade                        264.2     262.9    263.8    267.8    262.4     256.7
  % Change                              -4.0%     -0.5%     0.3%     1.5%    -2.0%     -1.4%
 Retail Trade                           594.6     610.5    628.6    645.7    643.6     638.9
  % Change                              -1.3%      2.7%     3.0%     2.7%    -0.3%      2.1%
Finance, Insurance, & Real Estate       294.8     300.9    303.8    300.7    301.1     303.7
 % Change                               -0.1%      2.1%     1.0%    -1.0%     0.1%      1.1%
 Depository Institutions                 82.5      83.5     83.0     81.3     78.8      78.5
   % Change                              9.6%      1.2%    -0.6%    -2.0%    -3.1%     -0.6%
   Commercial Banks                      57.1      57.9     57.7     57.2     55.9      55.6
    % Change                            11.3%      1.4%    -0.3%    -0.9%    -2.3%     -0.7%
 Nondepository Institutions              19.9      22.8     24.5     23.9     25.4      26.6
  % Change                              40.1%     14.6%     7.5%    -2.4%     6.3%      5.6%
 Security & Commodity Brokers            32.6      33.6     35.2     36.2     36.5      37.2
  % Change                               5.8%      3.1%     4.8%     2.8%     0.8%      2.8%
  Security Brokers & Dealers             15.2      16.0     16.9     17.5     17.5      17.9
   % Change                              7.0%      5.3%     5.6%     3.6%     0.0%      3.5%
 Insurance Carriers                      76.8      76.9     76.4     75.3     77.2      78.2
  % Change                              14.8%      0.1%    -0.7%    -1.4%     2.5%      1.3%
  Fire, Marine, and Casualty Insurance   32.2      31.6     31.2     31.7     32.7      32.9
   % Change                             15.0%     -1.9%    -1.3%     1.6%     3.2%     -0.3%
 Real Estate                             44.7      45.7     46.4     45.3     44.9      45.0
  % Change                               8.8%      2.2%     1.5%    -2.4%    -0.9%      2.3%
Services                              1,045.6   1,081.4  1,117.0  1,169.8  1,217.7   1,243.2
 % Change                                3.6%      3.4%     3.3%     4.7%     4.1%      3.2%
 Business Services                      228.1     248.1    265.1    286.9    304.2     309.2
  % Change                              15.8%      8.8%     6.9%     8.2%     6.0%      4.6%
 Legal Services                          38.6      38.5     38.9     39.1     39.3      39.2
  % Change                               7.5%     -0.3%     1.0%     0.5%     0.5%      1.0%
 Educational Services                    70.0      69.9     69.1     73.9     78.0      84.9
  % Change                              14.2%     -0.1%    -1.1%     6.9%     5.5%      5.6%
 Engineering & Management Services      115.7     118.1    121.7    132.7    141.7     146.1
  % Change                              15.7%      2.1%     3.0%     9.0%     6.8%      5.3%
Total Government                        462.3     465.4    472.7    485.1    489.8     493.3
 % Change                                0.9%      0.7%     1.6%     2.6%     1.0%     -0.7%
Goods Producing                         765.2     777.9    790.7    803.0    810.9     811.4
 % Change                               18.5%      1.7%     1.6%     1.6%     1.0%      1.3%
Service Producing                     2,883.4   2,947.0  3,019.5  3,105.5  3,158.8   3,186.0
 % Change                               16.3%      2.2%     2.5%     2.8%     1.7%      1.8%
Private Employment                    3,186.3   3,259.5  3,337.5  3,423.4  3,479.9   3,504.1
 % Change                               -0.2%      2.3%     2.4%     2.6%     1.7%      2.0%

Source: Bureau of Labor Statistics

--------------------------------------------------------------------------------

Rosen Consulting Group                                                         4

Growth in knowledge-based industries is also occurring in the financial services industry. As the home of the Chicago Board of Trade, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, Chicago is the international center of options, futures and commodity trading and an important center of international finance. The Chicago Board of Trade (CBOT) is the world's oldest and largest futures and options exchange. Initially trading only agricultural contracts, in 1975 the CBOT expanded to include financial contracts, including one of the world's most actively traded contracts, the Treasury bond futures contract, and in 1982 added options on futures contracts. In February 1997,the CBOT opened its new 60,000 square-foot trading facility, which combined with its existing facility, makes it the largest trading facility in the world. The Chicago Mercantile Exchange (CME), consisting of twin 40-story office towers with one of the world's largest trading floors, is by far the world's largest financial marketplace in terms of open interest (open interest represents the number of futures contracts and options positions outstanding at the close of trading). With the increasing use of options, the Chicago Board Options Exchange
(CBOE) has grown to become the world's largest options exchange and the second largest securities exchange in the U.S. Currently, the CBOE captures the largest share of the U.S. options market, trading 700,000 option contracts daily. As of year-end 1996, CBOE's option trades accounted for more than 47% of equity option trading, 95% of index option trading and 65% of all option trading.

Indeed, reflecting the importance of Chicago as a center of derivative finance, employment in finance, insurance and real estate (FIRE) is highly concentrated in Chicago's economic base, with a location quotient of 1.3 (meaning that FIRE employment as a share of total employment in Chicago is 1.3 times greater than for the nation as a whole) (see Exhibit 1.5). In particular, security and commodity broker jobs are 2.0 times more concentrated in Chicago's employment base than in the total U.S. employment base. Employment in these sectors has grown at a robust rate during the last year. Employment in the security and commodity brokers industry was up 2.8% and employment in the security brokers and dealers industry was up 3.5% during the year ended in April 1997. The high concentration of financial services employment has significant spillover effects into other industries, such as business services and publishing. For example, one the nation's largest financial publishers, R.R. Donnelley, is a Fortune 500 company headquartered in Chicago.

Strong employment growth in the services and finance, insurance and real estate sectors bode well for the Chicago office market, since employment growth in these two sectors is the major source of demand for office space.



Rosen Consulting Group                                                         5

--------------------------------------------------------------------------------
                                  Exhibit 1.5
                          Chicago Location Quotients

Sector                                                  Location Quotient*
------                                                  ------------------

Transportation By Air                                         2.218
Paperboard Containers And Boxes                               2.200
Metal Forgings And Stampings                                  2.073
Security And Commodity Brokers                                2.028
Metalworking Machinery                                        1.957
Fire, Marine, And Casualty Insurance                          1.848
Transportation Services                                       1.802
Railroad Transportation                                       1.777
Electronic & Other Electric Equipment                         1.767
Fabricated Metal Products                                     1.559
Miscellaneous Plastics Products                               1.516
Chemicals And Allied Products                                 1.514
Commercial Printing                                           1.510
Printing And Publishing                                       1.507
Insurance Carriers                                            1.500
Nondepository Institutions                                    1.493
Engineering & Management Services                             1.475
Professional & Commercial Equipment                           1.435
Rubber And Misc. Plastics Products                            1.356
Finance, Insurance, And Real Estate                           1.300
Security Brokers And Dealers                                  1.279
Business Services                                             1.277
Legal Services                                                1.270
Industrial Machinery And Equipment                            1.255
Electronic Components And Accessories                         1.216
U.S. Postal Service                                           1.207
Paper And Allied Products                                     1.201
Wholesale Trade                                               1.200
Apparel And Accessory Stores                                  1.185
Educational Services                                          1.173
Depository Institutions                                       1.171
Transportation And Public Utilities                           1.165
Commercial Banks                                              1.144

* A location quotient measures the regional concentration of employment in a particular industry. If employment in an industry were evenly distributed throughout the U.S., a region's location quotient would be 1.0. Mathematically, it is defined as the ratio of the percentage of total employment in industry x in a given region divided by the percentage of total employment in industry x nationally.

Source: U.S. Bureau of Labor Statistics
--------------------------------------------------------------------------------


Rosen Consulting Group                                                       6

Chicago, historically a national center of heavy manufacturing, has the second fastest growing manufacturing employment base nationwide. Much of the fast growth is occurring in high-wage, high technology industries, which are relocating and expanding in the Chicago area, due to its large pool of educated workers and affordable cost of living. In fact, Illinois surpassed Massachusetts in high technology employment during 1996 and is behind only California, New York and Texas, according to a 1997 ranking by the American Electronics Association (AEA). Similarly, Illinois is also ranked fourth in terms of high technology merchandise exports, according to the 1997 AEA survey. Because of the continued strong presence of heavy manufacturing and the increased presence of high technology manufacturing, Chicago's manufacturing employment base has expanded at an average rate of 1.2% during the last five years, compared to national growth of 0.2% over the same period. Similarly, during the year ended April 1997, Chicago's manufacturing base expanded 1.6% compared to a national rate of 0.1%. During the last year, the fastest growing manufacturing subsectors all have been high technology industries such as electronics and other electric equipment (3.3%); medical instruments (2.2%) and electronic components (2.1%). Several large high technology employers are headquartered in Chicago, including Motorola and 3Com, formerly US Robotics (see Exhibit 1.6).

While high technology is a fast-growing segment of the manufacturing industry in Chicago, the steel industry remains a stable and important local industry. Many of the manufacturing subsectors associated with steel manufacturing and fabrication are highly concentrated in the Chicago metropolitan economic base, such as metal forgings and stamping, metalworking machinery, and fabricated metal products. Inland Steel Industries and Acme Metals are the largest steel processors, with approximately 2,000 and 1,500 Chicago-area employees, respectively. Several large steel fabricators are in Chicago, including Tempel Steel Company, a manufacturer of magnetic steel laminations, with 1,250 local employees and A.M. Castle Company, a processor of specialty metals, with 350 local employees.

The retail and wholesale trade sectors have enjoyed moderate growth over the last year. During the year ended April 1997, trade employment was up 1.1% compared to 2.8 in the U.S. Growth in the retail sector has been particularly strong, registering 2.1% during the last year. Sears, Roebuck & Co., a large Fortune 500 retail company headquartered in Chicago, is growing rapidly, hiring on average 400 new employees annually for the past several years. Walgreen's and Spiegel Inc. are large retailers which are also headquartered in the Chicago metropolitan area (see Exhibits 1.6 and 1.7 for a list of top public and private sector employers).

Reflecting its role as a major international trade center, Chicago's economy has a high concentration of transportation-related employment. Transportation jobs as a proportion of the total employment base represent roughly 1.4 times more than their share of national employment. Air transportation is particularly concentrated in the Chicago economy, with 1.6% of employment, roughly 2.2 times more than their share of employment nationally. The high concentration of air transportation jobs is a direct result of the size and volume of activity of Chicago O'Hare International Airport. Chicago O'Hare International Airport is the commercial aviation capital of the world, a position which it has held for the past 30 years, since it handles more passengers and aircraft operations than any other airport in the world. As the hub of the nation's rail system and the primary port linking the Great Lakes with the Mississippi River and the Gulf of Mexico, Chicago also has a high concentration of employment in trucking and warehousing and transportation services. Employment growth in these two sectors was up a strong 5.0% and 7.1%, respectively, as of the year ended in April 1997.


Rosen Consulting Group                                                        7

--------------------------------------------------------------------------------

                                  Exhibit 1.6
                          Chicago's Top Public Firms


                                                                                     Worldwide
Company                          Type of Business                                    Employees
-------                          ----------------                                    --------
Sears, Roebuck and Company       Retail                                               359,700
Amoco Corporation                Oil and natural gas                                   42,689
Motorola                         Manufacturer of electric equipment                   142,000
Allstate                         Insurance                                             44,300
Sara Lee                         Manufacturer of various foods                        149,100
Caterpillar                      Manufacturer of construction equipment                54,352
UAL Corporation                  Air transportation                                    77,900
CNA Financial                    Insurance                                             15,600
Ameritech                        Communications                                        63,345
Archer Daniels Midland           Agriculture                                           14,833
Walgreen                         Retail                                                68,800
Deere & Company                  Manufacturer of mobile powered machinery              33,375
WMX Technologies                 Hazardous waste disposal service                      74,400
Abbott Laboratories              Manufacturer of health care products                  50,241
McDonald's                       Restaurants                                          183,000
Stone Container Corporation      Manufacturer of unbleached packaging products         25,900
Unicom Corporation               Electric                                              18,460
R.R. Donnelley & Sons            Printing                                              41,000
Quaker Oats                      Food-processing company                               17,300
Navistar International           Manufacturer of heavy trucks                          16,079
Household International          Consumer services                                     15,500
Baxter International             Manufacturer of health care products                  56,580
Inland Steel Industries          Manufacturer of steel                                 15,410
FMC Corporation                  Manufacturer of machinery and chemicals               22,164
Illinois Tool Works              Manufacturer of engineered components                 21,200
Premark International            Marketing                                             24,300
Aon Corporation                  Insurance                                             18,000
Morton International             Manufacturer of specialty chemicals, airbags and salt 13,800
W.W. Grainger                    Distribution                                          11,853
ServiceMaster                    Holding company for health care                       34,000
Spiegel                          Marketing                                             15,000
Brunswick Corporation            Manufacturer of marine engines and bowling equipment  20,900
Whitman Corporation              Manufacturer of refrigeration equipment               15,271
Dean Foods                       Manufacturer of dairy and other food products         11,800
Newell Corporation               Manufacturer of housewares and hardware               23,000
USG Corporation                  Holding company of building supply companies          12,400
General Instrument Corporation   Supplies equipment for cable industries               12,300

Source: Crain's Chicago Business

--------------------------------------------------------------------------------

Rosen Consulting Group                                                         8

--------------------------------------------------------------------------------

                                  Exhibit 1.7
                          Chicago's Top Private Firms


                                                                                                      Chicago
Company                                 Type of Business                                             Employees
-------                                 ----------------                                             --------
Dominick's Finer Foods                  Retail foods                                                   18,000
Montgomery Ward Holding                 Specialty retailer                                              7,712
Lettuce Entertain You Enterprises       Restaurants                                                     3,600
Becco Group                             Temporary Services                                              3,508
Hyatt Hotels                            Hotel and resort management                                     3,350
Kemper National Insurance               Insurance                                                       3,153
Hewitt Associates                       Consultant in employee benefits                                 3,128
Marmon Group                            International manufacturing and service                         2,500
Follett Corporation                     Educational services                                            2,200
Hostmark Management Group               Hotel and restaurant development                                2,200
Leo Burnett Company                     Advertising                                                     2,064
Farley Foods                            Manufacturer of candy and snacks                                2,000
Fel-Pro                                 Manufacturer of engine gaskets                                  1,950
Levy Restaurants                        Restaurants                                                     1,800
Wirtz Corporation                       Liquor distribution, real estate, insurance                     1,500
Duchossois Enterprises                  Manufacturer of garage doors and misc. items                    1,500
S&C Electric Company                    Manufacturer of high-voltage switching products                 1,350
Tempel Steel                            Manufacturer of magnetic steel laminations                      1,250
Archibald Candy                         Manufacturer of candy                                           1,200
Lane Industries                         Manufacturing, broadcasting, hospitality and agriculture        1,200
Ace Hardware                            Wholesale hardware and building supplies                        1,161
Medline Industries                      Manufacturer of medical supplies                                1,100
Fellowes Manufacturing                  Manufacturer of office products                                 1,085
Tang Industries                         Diversified manufacturer and distributor                        1,000
Quo-Fast Corporation                    Manufacturer of industrial fasteners                            1,000
JMB Realty                              Real estate                                                     1,000

Source: Crain's Chicago Business

--------------------------------------------------------------------------------

Rosen Consulting Group                                                         9

Telecommunications, a subsector of transportation, communications and public utilities, is also an important high technology industry in Chicago. Both
AT&T and Ameritech are located in Chicago. Ameritech, a large Fortune 500 company, is headquartered in Chicago with over 19,038 of its 66,000 employees worldwide located there. Ameritech is expanding rapidly, mainly in new areas, including cable television, Internet access, long-distance service and cellular communications. Ameritech plans to hire 400 new employees to fill new positions in its information services division, all 1,600 of which will be housed in a new 290,000 square-foot building which the company plans to build in Hoffman Estates. AT&T, with approximately 4,000 employees in the Chicago metropolitan area, downsized significantly during 1996 and is now poised to resume growth.

All four of these sectors, manufacturing, retail and wholesale trade, and transportation are important indicators of demand for warehouse/distribution space.

Reflecting the health and robust growth of the Chicago metropolitan economy, the metropolitan unemployment rate has fallen to a 23-year low of 4.7% compared to 4.9% nationally as of April 1997.

Forecasted Employment Trends

Chicago's employment base will continue to grow at a moderate rate of 1.1% to 1.4% per year during the next three years, with absolute growth of approximately 50,000 jobs per year on average. The strongest job growth will continue to occur in services, finance, and manufacturing (particularly high technology manufacturing)(see Exhibits 1.8 and 1.9). Due to Chicago's major concentration of metalworking and fast-growing high technology industry, we anticipate that manufacturing growth in Chicago will continue to out pace that of the U.S. over the next three to four years.

--------------------------------------------------------------------------------
Exhibit 1.8.
--------------------------------------------------------------------------------


                               Chicago vs. U.S.
                       Total Non-Agricultural Employment

Exhibit 1.8
Total Non-Agricultural Employment: Chicago vs U.S.

            79    80    81    82    83    84    85    86    87    88    89    90   91    92    93    94    95    96    97   98   99
            --    --    --    --    --    --    --    --    --    --    --    --   --    --    --    --    --    --    --   --   --
Chicago   2.37  0.20 -1.30 -3.09 -0.38  5.40  4.17  0.80  2.53  2.72  2.63  1.03 -1.57 -0.06  2.09  2.29  2.58  1.57  1.40 1.10 1.30

U.S.      3.61  0.65  0.83 -1.76  0.68  4.72  3.16  2.01  2.63  3.19  2.55  1.41 -1.06  1.00  2.10  3.10   1.9   2.2     2  1.6  2.2

Rosen Consulting Group                                                       10

                                  Exhibit 1.9
                  Nonagricultural Payroll Employment Forecast
                                Chicago, IL MSA

                  1992       1993       1994       1995       1996       1997f      1998f      1999f
                  ----       ----       ----       ----       ----       -----      -----      -----
Total            3,648.6    3,724.9    3,810.2    3,908.5    3,969.7    4,025.3    4,069.5    4,122.4
  % Change         -0.1%       2.1%       2.3%       2.6%       1.6%       1.4%       1.1%       1.3%
Construction       134.9      138.3      139.4      147.6      152.8      159.9      155.3      153.2
  % Change         -6.9%       2.5%       0.8%       5.9%       3.5%       4.6%      -2.9%      -1.4%
Manufacturing      628.2      637.5      649.4      653.6      656.4      662.0      651.8      644.3
  % Change         -1.9%       1.5%       1.9%       0.6%       0.4%       0.9%      -1.5%      -1.2%
T.C.P.U.           221.8      226.0      233.6      236.5      244.3      250.4      251.9      252.6
  % Change         -0.5%       1.9%       3.4%       1.2%       3.3%       2.5%       0.6%       0.3%
Trade              858.8      873.4      892.4      913.5      906.0      900.2      909.6      922.4
  % Change         -2.1%       1.7%       2.2%       2.4%      -0.8%      -0.6%       1.0%       1.4%
F.I.R.E.           294.8      300.9      303.8      300.7      301.1      303.4      307.5      312.1
  % Change         -0.1%       2.1%       1.0%      -1.0%       0.1%       0.8%       1.4%       1.5%
Services         1,045.6    1,081.4    1,117.0    1,169.8    1,217.7    1,263.0    1,304.0    1,347.4
  % Change          3.6%       3.4%       3.3%       4.7%       4.1%       3.7%       3.2%       3.3%
Government         462.3      465.4      472.7      485.1      489.8      484.2      487.3      488.2
  % Change          0.9%       0.7%       1.6%       2.6%       1.0%      -1.1%       0.6%       0.2%


Sources: Bureau of Labor Statistics, RCG


Rosen Consulting Group                                                        11

------------------------------------------------------------------------------
Chicago Metropolitan Office Market
------------------------------------------------------------------------------


Overview

The Chicago metropolitan office market has improved significantly over the last five years, with the overall vacancy rate declining from 19.3% in 1992 to a recent low of 13.2% as of the second quarter of 1997. As the major financial and business center of the Midwest and the major international center of derivative finance, Chicago has a large and growing office employment sector. Strong growth in office-consuming employment sectors is the main factor contributing to the improved health of the Chicago office market. During the five years from April 1992 to April 1997, the office employment base (conservatively defined as employment in FIRE and business services) grew by 97,500 jobs, representing roughly 25% of total job growth during that period and an annual average of approximately 19,500 jobs per year, ranking Chicago first among all metropolitan areas nationwide in terms of absolute office employment growth over the last five years.

Size of Market

Reflecting the large size of the metropolitan economy, Chicago is one of the top three office markets nationwide, according to second quarter 1997 statistics gathered by both CB Commercial and RCG. In terms of the size of the overall metropolitan market, Chicago ranks third, behind New York City's Manhattan and Washington, DC. However, Chicago's large downtown office market ranks second only to Manhattan's combined Midtown and Downtown office markets (see Exhibit 2.1).

------------------------------------------------------------------------------
Exhibit 2.1.
------------------------------------------------------------------------------

                          Largest U.S. Office Markets
                           Metro Total and Downtown
                ===============================================

                           1996 Office Market Stock
                          Ranked by Total Space (000)


                     Rank       Place                Total
                     ----       -----                -----
                      1         New York             358,628
                      2         Washington           243,196
                      3         Chicago              185,545
                      4         Los Angeles          265,131
                      5         Houston              146,181


                     Rank       Place                Downtown
                     ----       -----                --------
                      1         New York             358,628
                      2         Chicago              118,820
                      3         Washington            78,801
                      4         Newark                50,687
                      5         Boston                47,390

                    Source: CB Commercial and RCG

Rosen Consulting Group                                                        12

Metropolitan Office Market Trends


The Chicago metropolitan office market has tightened steadily over the last five years, with the overall vacancy rate declining from a high of 19.3% in 1992 to a recent low of 13.2% as of the second quarter of 1997 (see Exhibit 2.2). The greatest gains have occurred in Chicago's Class A market, where the vacancy rate had fallen to 8.5% as of the second quarter of 1997 from 9.3% in 1996 and a high of 20.5% in 1992 (see Exhibit 2.3). The Class A market has enjoyed strong net absorption of about 2.1 million square feet per year compared to the total market, which has averaged about 2.2 million square feet per year since year-end 1992. This reflects the outmovement of Class B and C tenants into the Class A market, where rents have remained moderate, albeit moving higher.

Recent rent statistics suggest rent growth is accelerating, particularly in the tight Class A market. While rent concessions measured 30% to 40% of face rents in the early 1990s, they have not been a feature in the market for the last several years. Not only have concessions disappeared, but landlords are lowering the amount they are willing to contribute to tenant improvements.



                                  Exhibit 2.2
             Chicago Total Metropolitan Area Office Market (000SF)

                               1992      1993      1994       1995       1996      2Q97      1997f       1998f      1999f
                               ----      ----      ----       ----       ----      ----      -----       -----      -----

  Stock                     190,329   190,534   190,490    189,899    188,849   188,342    189,139     189,549    189,599
  New Construction            3,893       205       230          0        216         0        797       1,410        800
  Conversion/Demolition           0         0       274        591      1,266       507        507       1,000        750
  Net Absorption                        1,257     3,510      2,721      1,322     1,059      2,650       3,150      2,700
  Occupied Stock            153,596   154,853   158,363    161,084    162,406   163,465    165,056     168,206    170,906
  Vacancy Rate                19.3%     18.7%     16.9%      15.2%      14.0%     13.2%      12.7%       11.3%       9.9%

Sources: CB Commercial, RCG

                                  Exhibit 2.3
              Chicago Metropolitan Class A Office Market (000SF)



                               1992      1993      1994       1995       1996      2Q97      1997f       1998f      1999f
                               ----      ----      ----       ----       ----      ----      -----       -----      -----

  Stock                      73,544    73,749    73,979     73,979     74,195    74,195     74,992      76,402     77,202
  New Construction            3,893       205       230          0        216         0        797       1,410        800
  Net Absorption                759     2,116     2,678      2,425      1,639       591      1,700       1,800      1,400
  Occupied Stock             58,452    60,568    63,246     65,671     67,310    67,900     69,010      70,810     72,210
  Vacancy Rate                20.5%     17.9%     14.5%      11.2%       9.3%      8.5%       8.0%        7.3%       6.5%


Sources: CB Commercial, RCG




Rosen Consulting Group

Office Submarket Analysis

Downtown Office Market

Chicago's downtown office market is the primary location within the metropolitan area for financial institutions, business services companies, law firms and government agencies. Many major corporations have a significant presence in the downtown area, including R.R. Donnelley & Sons, Leo Burnett, Quaker Oats, Amoco, Morton International, First Chicago NBD, Wrigley, Everen Securities, Aon Corporation, Blue Cross/Blue Shield and U.S. Gypsum. Chicago's downtown office market has improved since the early 1990s, when the overall office vacancy rate peaked in the mid-19% range (see Exhibit 2.4 and 2.5). As of the second quarter of 1997, the downtown total office vacancy rate had fallen to 14.9%, down from its peak of 19.6% in 1993.

The downtown office market's improvement is the result of both strong growth in office employment and the fact that no new construction has occurred in the downtown office market since 1992, when approximately 3.9 million square feet of Class A office space were delivered to the market. During the first half of 1997, several large users leased space in the downtown, which resulted in a significant reduction of vacant space. Examples of large lessors during the first half of 1997 include Commonwealth Edison (245,000 sf), the State of Illinois (243,000 sf), and Andersen Consulting (220,000 sf). The Class A office market has been the main beneficiary of strong office employment growth. Class A vacancy rates have declined to a low of 9.3% as of the second quarter of 1997 from a peak of 25.0% in 1992 (see Exhibit 2.4 and 2.6).

During the remainder of 1997 and 1998, we anticipate a further tightening in the downtown office market, due to continued moderate to strong growth in office employment, no new office space being built, and the conversion of many Class C buildings to other uses. No new speculative office space will come on line during the next two years and, in all likelihood, before the year 2001. Given a three-year construction cycle for a highrise office building in Downtown Chicago and the fact that no building is currently under construction, it is certain that no office space will be delivered to the downtown prior to the year 2000.

--------------------------------------------------------------------------------
Exhibit 2.4.
--------------------------------------------------------------------------------

                         Downtown Office Vacancy Rate
                               Total vs Class A


                             [GRAPH APPEARS HERE]


                        Office
                        Chicago Downtown Vacancy Rates

                        year           Total    Class A
                        ----           -----    -------
                        1991           19.4%     25.0%
                        1992           19.3%     23.1%
                        1993           19.6%     20.3%
                        1994           18.2%     16.5%
                        1995           17.6%     13.1%
                        1996           15.9%     10.3%
                        2Q97           14.9%      9.3%
                        1997f          13.9%      8.5%
                        1998f          11.5%      6.7%
                        1999f           9.5%      5.3%

                Sources: Bureau of Labor Statistics, RCG

Rosen Consulting Group

The momentum of office building conversions is set to increase. Since 1994, the downtown office stock has shrunk by over two million square feet, due to both conversions and demolitions. Old and obsolete Class C office buildings are being converted mainly to residential, both condominium and rental, and hotel uses. During the first half of 1997, three conversions resulted in the removal of 507,000 square feet from the office market. Specifically, the 185,000 square-foot 400 North Franklin building in the River North submarket was converted to condominium use and the 102,000 square-foot 10 South Wabash building in the East Loop submarket was converted to hotel use and one Central Loop building was converted. With the passage on February 7, 1997 of an amendment to the North Loop Tax Increment Financing District (TIF), originally established in 1984, the number of conversions will increase. In February, the North Loop TIF was enlarged to encompass 139 acres of the East Loop/Michigan Avenue area. A sum of $300 million was earmarked for both infrastructure improvements and direct subsidies to redevelop older office buildings in the eastern portion of the Downtown where the stock of older, Class C office buildings is the largest. Given the new redevelopment subsidies and the fact that Downtown Chicago is a vibrant, 24-hour tourist and residential area which is experiencing a housing renovation boom and a tight hotel market, we expect the rate of conversions of older office buildings will accelerate, resulting in a tightening of the downtown Class C and overall downtown office market. In fact, according to the Chicago Department of Planning and Development, over twenty conversion projects in the downtown are either under construction or in the planning stages.

------------------------------------------------------------------------------------------------------------

                                                            Exhibit 2.5
                                           Chicago Total Downtown Office Market (000 SF)

                          1992     1993      1994      1995      1996      2Q97    1997f     1998f     1999f
                          ----     ----      ----      ----      ----      ----    -----     -----     -----
Stock                  111,329  111,329   111,055   110,464   109,198   108,691  108,691   107,691   106,941
New Construction         3,893        0         0         0         0         0        0         0         0
Conversion/Demolition        0        0       274       591     1,266       507      507     1,000       750
Net Absorption                     (334)    1,334       179       813       661    1,700     1,750     1,500
Occupied Stock          89,843   89,509    90,843    91,022    91,836    92,496   93,536    95,286    96,786
Vacancy Rate             19.3%    19.6%     18.2%     17.6%     15.9%     14.9%    13.9%     11.5%      9.5%

Sources: CB Commercial, RCG
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

                                                            Exhibit 2.6
                                          Chicago Downtown Class A Office Market (000 SF)

                          1992     1993      1994      1995      1996      2Q97    1997f     1998f     1999f
                          ----     ----      ----      ----      ----      ----    -----     -----     -----
Stock                   43,915   43,915    43,915    43,915    43,915    43,915   43,915    43,915    43,915
New Construction         3,893        0         0         0         0         0        0         0         0
Net Absorption             759    1,230     1,669     1,493     1,230       439      800       800       600
Occupied Stock          33,771   35,000    36,669    38,162    39,392    39,831   40,192    40,992    41,592
Vacancy Rate             23.1%    20.3%     16.5%     13.1%     10.3%      9.3%     8.5%      6.7%      5.3%

Sources: CB Commercial, RCG
------------------------------------------------------------------------------------------------------------

Rosen Consulting Group                                                        15

All of the five downtown submarkets have tightened during the last two quarters, with the exception of the West Loop (see Exhibit 2.7). The West Loop, with its close proximity to suburban train links and high proportion of new, Class A office buildings, was the earliest to recover. This submarket has experienced stable vacancy in the 12% range during the last three quarters. River North, which is the smallest of the five downtown office submarkets, has experienced the most tightening during the last two quarters and, indeed, is experiencing very tight conditions with a low overall second quarter vacancy rate of 7.5%. The weakest submarket is the East Loop, with a second quarter vacancy rate of 17.4%. The outlook for all of the submarkets is for continued tightening in the medium-term.

---------------------------------------------------------------------------------------------------------------------------
                                                            Exhibit 2.7
                                    Downtown Office Submarkets: Recent Vacancy Rate Statistics

                               (000SF)                                        Change in      1997 (000SF)      1996 (000SF)
                                N.R.A.                  % Vacant              Vac. Rate        1st Half          Year-end
Submarket                         2Q97       2Q97         1Q97      4Q96      4Q96-2Q97       Net Absorp.      Net Absorp.
---------                         ----       ----         ----      ----       --------       -----------      -----------
West Loop                       26,577      12.2%        12.4%      12.2%        0.0%            (4)              1,148
Central Loop                    44,511      15.5%        16.2%      16.8%       -1.2%            543                 62
East Loop                       21,827      17.4%        18.6%      19.1%       -1.6%            274                146
North Michigan Ave.             13,307      15.3%        14.9%      15.7%       -0.4%             50                213
River North                      2,744       7.5%         7.7%      14.3%       -6.8%             72                163

Downtown Total                 108,966      14.9%        15.4%      15.9%       -1.0%            935              1,732

Sources: CB Commercial
---------------------------------------------------------------------------------------------------------------------------

The one exception to a positive near-term outlook is the North Michigan Avenue submarket, which currently has a second quarter overall vacancy rate of 15.5%. With the return of 859,470 square feet of Class B-space by Blue Cross/Blue Shield to the submarket during the third quarter of 1997, we expect that the vacancy rate in this submarket will temporarily rise. However, given the overall strength of the downtown office market, we do not expect this return of space to have any lasting effect on the Class B office market and little, if any, effect on the Class A office market. In fact, all of the downtown office submarkets, with the exception of North Michigan Avenue, recently have Class A vacancy rates of below 10%.

Finally, the number of office buildings for sale in Downtown Chicago has increased significantly during the last year. During the first quarter alone, nearly 1.4 million square fee was sold. In addition, Investment Properties Associates (IPA), an affiliate of Helmsley Spear, has placed their five downtown office buildings on the market. The effect of new owners should be positive, as better capitalized owners will have the effect of stabilizing and increasing rents.


Rosen Consulting Group                                                        16

Central Loop Submarket

The Central Loop office submarket is the largest of five downtown office submarkets, with over 40% of the total downtown office stock. Many of the downtown's large financial and business services firms are located in the Central Loop submarket, including the Chicago Board of Trade (see Economy section for discussion). Among the other tenants are large law firms, corporate headquarters and government agencies.

As of the second quarter of 1997, the Central Loop total office vacancy rate was down to 15.5%, down from its recent peak of 18.2% in 1993. After remaining in the high 16% range from 1994 through the fourth quarter of 1996, the Central Loop submarket (including Class A, B and C) has experienced considerable tightening during the first half of 1997 (see Exhibit 2.7 on the previous page). The Central Loop Class A submarket is particularly healthy, with a low 9.1% vacancy rate compared to a Class A vacancy rate of 9.3% for the total Downtown office market (see Exhibit 2.8). So far during 1997, this submarket has experienced the greatest amount of net absorption of any of the five downtown submarkets. Examples of large leases which were written during the first half of 1997 include Commonwealth Edison, Andersen Consulting and the law firm, O'Donnell, Wicklun, Pigozzi and Peterson.

Like the overall Downtown office market, no new construction has been delivered to the Central Loop market since 1992, when approximately 2.8 million square feet of Class A space were completed. While rents are rising, particularly in the tight Class A market, no new construction is expected to be delivered before 2001 at the earliest. Actually, a few older Class C office buildings are being converted to other uses, causing the overall stock to shrink. For instance, during the second quarter of 1997, the 220,000 square-foot 201 North Wells Street building was converted to residential use.

The Central Loop, with its strong base of financial and legal services, corporate offices and government agencies, will remain a popular submarket. We anticipate Class A net absorption will moderate during the next few years due to increasing rents and a shrinkage of available Class A space. This rate of demand growth will cause the Class A vacancy rate to decline to the 5% range by 1999. While average rent growth for all classes of office space will grow only slightly over the next three years, Class A rent growth will accelerate more quickly, in the 4% to 6% range during the next three years because of the projected low availability of Class A space (see Exhibits 2.9 and 2.10).

-------------------------------------------------------------------------------------------------------------------------

                                                    Exhibit 2.8
                                    Central Loop Class A Office Market (000SF)
                                                                                  -----
                                 1992      1993      1994      1995      1996      2Q97      1997f     1998f     1999f
                                 ----      ----      ----      ----      ----      ----      -----     -----     -----
Stock                           18,999    18,999    18,999    18,999    18,999    18,999    18,999    18,999    18,999
New Construction                 2,841         0         0         0         0         0         0         0         0
Net Absorption                   3,901       114       931       665       323       171       350       360       240
Occupied Stock                  15,066    15,180    16,111    16,776    17,099    17,270    17,449    17,809    18,049
Vacancy Rate                     20.7%     20.1%     15.2%     11.7%     10.0%      9.1%      8.2%      6.3%      5.0%
                                                                                  ------
Sources: CB Commercial, RCG
-------------------------------------------------------------------------------------------------------------------------

Rosen Consulting Group                                                        17

--------------------------------------------------------------------------------
Exhibits 2.9 and 2.10
--------------------------------------------------------------------------------

                          Central Loop Office Market
                    Construction and Net Absorption Trends
                 ============================================

                             [GRAPH APPEARS HERE]

                           [SEE DATA IN EXHIBIT 2.8]



Rosen Consulting Group                                                        18

Suburban Office Market

The suburban Chicago office market has experienced a dramatic decline in office vacancy rates, from 19.3% in 1992 to 10.9% as of the second quarter of 1997 (see
Exhibit 2.11). The Class A suburban office market, which has a second quarter vacancy rate of 7.3%, has improved at the expense of the Class B and Class C suburban office markets. During the last five years, net absorption of Class A space has surpassed total net absorption, reflecting the outmovement from Class B and Class C space into Class A space. During the last four and a half years, Class A net absorption has averaged over 0.75 million square feet per year compared to total net absorption of 1.6 million square feet per year over the same period.

Class A rents have risen to the point where new construction is becoming economically feasible again. During 1996, one building totaling 216,100 square feet was delivered to the market. The pipeline of new construction is growing. A total of ten new office buildings are expected to be completed during 1997, totaling 796,800 square feet. During 1998, nine new buildings totaling 1.41 million square feet are estimated to be delivered (see Exhibit 2.12). Several other office buildings are in the proposal stages, but are unlikely to come on line before 1999.

The outlook for the suburban office market is strong (see Exhibits 2.13 and 2.14). With office employment growth expected to remain in the 2% range, we anticipate that total vacancy rates will remain relatively low, in the 10% to 11% range during the forecast horizon, despite the addition of new space. Suburban Class A vacancy rates are headed into the 7% to 8% range during the next three years. Given the disparity between the Class A and Class B office markets, the opportunity for conversion of Class B space to Class A space is growing increasingly attractive.

-------------------------------------------------------------------------------
Exhibit 2.11.
-------------------------------------------------------------------------------

                         Suburban Office Vacancy Rate
                               Total vs Class A



                   Office
                   Chicago Suburban Vacancy Rates

                   Year            Total           Class A
                   ----            -----           -------
                   1992            19.3%            16.7%
                   1993            17.5%            14.3%
                   1994            15.0%            11.6%
                   1995            11.8%             8.5%
                   1996            11.4%             7.8%
                   2Q97            10.9%             7.3%
                   1997f           11.1%             7.3%
                   1998f           10.9%             8.2%
                   1999f           10.3%             8.0%


     Sources: Bureau of Labor Statistics, RCG


Rosen Consulting Group                                                       19

--------------------------------------------------------------------------------------------
                                       Exhibit 2.12
                           Suburban Chicago Office Construction
                                 1997 and 1998 Deliveries


                                                                     1997           1998
Project                         City               Submarket      Square Feet    Square Feet
-------                         ----               ---------      -----------    -----------
Randall Point I                 Elgin              Schaumburg          37,980            ---
Spring Lake Executive Center    Itasca             Schaumburg          50,845            ---
Lislie Oaks XIII                Elgin              Schaumburg          40,000            ---
Leslie Oaks XII                 Elgin              Schaumburg          20,000            ---
Randall Point II                Elgin              Schaumburg             ---         80,000
Transamerica                    Hoffman Estates    Schaumburg             ---        205,000

Subtotal                        ---                Schaumburg         148,825        285,000

Indeck Energy                   Buffalo Grove      Lake County         46,620            ---
1650 Lake County Road           Deerfield          Lake County        125,000            ---
Bannockburn Lakes               Bannockburn        Lake County            ---        105,000
Conway Park II                  Lake Forest        Lake County            ---        115,000
Amhurst Business Park           Waukegan           Lake County            ---        100,000

Subtotal                        ---                Lake County        171,620        320,000

Westwood of Lisle II            Lisle              Oak Brook          148,664            ---
Centre Point V                  Naperville         Oak Brook           53,713            ---
Centre Point IV                 Naperville         Oak Brook           30,000            ---
Highland Landmark               Downers Grove      Oak Brook          244,000            ---
Highland Landmark II            Downers Grove      Oak Brook              ---        260,000
Cantera                         Warrenville        Oak Brook              ---        150,000
Arboretum West                  Lisle              Oak Brook              ---        200,000
Oak Creek V                     Lombard            Oak Brook              ---         40,000
Corporate Lakes IV              Lisle              Oak Brook              ---        155,000

Subtotal                        ---                Oak Brook          476,377        805,000

Total                                                                 796,822      1,410,000

Source: CB Commercial

--------------------------------------------------------------------------------------------


The next section of the paper will turn to a discussion of Oak Brook and Schaumburg, the two largest suburban submarkets (see Exhibit 2.15).



Rosen Consulting Group                                                        20

------------------------------------------------------------------------------------------------------------

                                 Exhibit 2.13
                        Chicago Suburban Office Market

                          1992     1993      1994      1995      1996      2Q97    1997f     1998f     1999f
                          ----     ----      ----      ----      ----      ----    -----     -----     -----
Stock                   79,000   79,205    79,435    79,435    79,651    79,651   80,448    81,858    82,658
New Construction             0      205       230         0       216         0      797     1,410       800
Net Absorption             ---    1,591     2,176     2,542       509       398      950     1,400     1,200
Occupied Stock          63,753   65,344    67,520    70,062    70,571    70,969   71,521    72,921    74,121
Vacancy Rate             19.3%    17.5%     15.0%     11.8%     11.4%     10.9%    11.1%     10.9%     10.3%

Sources: CB Commercial, RCG
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

                                 Exhibit 2.14
                Chicago Suburban Class A Office Market (000SF)

                          1992     1993      1994      1995      1996      2Q97    1997f     1998f     1999f
                          ----     ----      ----      ----      ----      ----    -----     -----     -----
Stock                   29,629   29,834    30,064    30,064    30,280    30,280   31,077    32,487    33,287
New Construction             0      205       230         0       216         0      797     1,410       800
Net Absorption           1,133      887     1,009       932       410       151      900     1,000       800
Occupied Stock          24,681   25,568    26,577    27,509    27,918    28,070   28,818    29,818    30,618
Vacancy Rate             16.7%    14.3%     11.6%      8.5%      7.8%      7.3%     7.3%      8.2%      8.0%

Sources: CB Commercial, RCG
------------------------------------------------------------------------------------------------------------

         ---------------------------------------------------------------

                                 Exhibit 2.15
          Suburban Office Submarkets: Recent Vacancy Rate Statistics

                               N.R.A.        % Vacant             Change
         Submarket               2Q97    2Q97    1Q97    4Q96  4Q96-2Q97
         ---------               ----    ----    ----    ----  ---------
         Lake Shore         4,210,145   13.4%   13.4%   13.0%       0.3%
         North Suburbs      5,088,456    6.3%    6.2%    6.7%      -0.4%
         Schaumburg        21,595,252   10.7%   10.9%   12.6%      -1.8%
         O'Hare            12,847,991   13.0%   13.1%   13.9%      -0.9%
         Oak Brook         26,276,766   10.1%   10.3%    9.4%       0.7%
         West Cook          1,276,779   14.3%   13.7%   12.9%       1.4%
         South Suburbs      2,395,264   12.9%   12.8%   13.3%      -0.4%
         Lake County        6,070,883   10.5%   12.5%   12.8%      -2.3%

         Suburban Total    79,761,536   10.9%   11.1%   11.4%      -0.6%

         Sources: CB Commercial

         ---------------------------------------------------------------

Rosen Consulting Group                                                        21

Oak Brook Office Submarket

The Oak Brook office submarket is located immediately west of downtown Chicago and has the highest concentration of office space in the suburban office market, with 26.3 million square feet as of the second quarter of 1997. The submarket is centered in eastern DuPage County along I-88 between I-294 and I-355 in the cities of Oak Brook, Lombard, Downers Grove and Elmhurst. Oak Brook was the first suburban office market developed outside of downtown Chicago that attracted large firms and corporate headquarters in large numbers. Some of the Oak Brook area's largest employers are WMX Technologies, McDonalds and Spiegel. Naperville, which is in the southwest portion of the Oak Brook submarket, has several large companies and many corporate headquarters. The largest employer in Naperville is AT&T, which has an electronic switching system and research and development facility in Naperville that employs 8,900. Of the 39 companies in Naperville that have a minimum of 100 employees, 17 are corporate headquarters.

The Oak Brook office submarket had a healthy vacancy rate of 10.1% as of the second quarter of 1997, well below its peak of 24.7% in 1986. Unlike other submarkets, Class A, B and C buildings within the market are all faring well (see Tables 2.16 and 2.17 for Class A and B statistics). As of the second quarter, the respective vacancy rate for each class of office product was 8.1%, 10.9% and 12.3%. Leasing activity during the first half of 1997 was fairly strong, with several large leases signed. Among the largest leases were Ameritech (63,316 sf), Wausau Insurance (63,000 sf), Deutsche Financial (50,000 sf), Raytheon Engineers and Constructors (36,024), Rockwell International (20,000) and R.R. Donnelley (20,000 sf).

As the largest and one of the most popular of the suburban office markets, the Oak Brook market has experienced and continues to experience a high volume of new construction relative to other suburban submarkets. During 1997, four buildings totalling 476,000 square feet are scheduled to be completed. Another five buildings totalling 805,000 square feet will be completed during 1998.

The outlook for the Oak Brook office submarket is strong. We anticipate that overall office market conditions will continue to tighten through 1997 (see
Exhibit 2.18). With the large supply of office space slated for delivery during 1998, we anticipate some softening; however, based on the popularity of this well-located office submarket, we anticipate that vacancy rates will trend downward thereafter. Class A vacancy rates will range between 7% and 8% during the forecast horizon. Class B vacancy rates will be slightly higher.

--------------------------------------------------------------------------------

                                 Exhibit 2.16
               Oak Brook Submarket Class A Office Market (000SF)


                    1992    1993   1994   1995   1996    2Q97   1997f   1998f
                   -----   -----  -----  ----- ------  ------  ------  ------
Stock              9,550   9,550  9,915  9,915 10,159  10,159  10,635  11,440
New Construction     247       0    365      0    244       0     476     805
Net Absorption       316     535    779     30    136    (61)     500     600
Occupied Stock     7,917   8,452  9,231  9,261  9,397   9,336   9,897  10,497
Vacancy Rate       17.1%   11.5%   6.9%   6.6%   7.5%    8.1%    6.9%    8.2%


                   1999f
                  ------
Stock             11,840
New Construction     400
Net Absorption       475
Occupied Stock    10,972
Vacancy Rate        7.3%


Sources: CB Commercial, RCG

--------------------------------------------------------------------------------

Rosen Consulting Group                                                       22

---------------------------------------------------------------------------------------------------

                                 Exhibit 2.17
               Oak Brook Submarket Class B Office Market (000SF)

                            1992    1993    1994    1995    1996    2Q97    1997f    1998f   1999f
                            ----    ----    ----    ----    ----    ----    -----    -----   -----

Stock                     10,566  10,759  10,759  10,759  10,759  10,759   10,759   10,759  10,759
New Construction               0     193       0       0       0       0        0        0       0
Net Absorption              (190)    235     430      43     215     (53)      75       50      75
Occupied Stock             8,717   8,951   9,382   9,425   9,640   9,587    9,715    9,765   9,840
Vacancy Rate                17.5%   16.8%   12.8%   12.4%   10.4%   10.9%     9.7%     9.2%    8.5%

Sources:  CB Commercial, RCG
---------------------------------------------------------------------------------------------------


Exhibit 2.18

                            Oak Brook Office Market
                    Construction and Net Absorption Trends
                 ============================================

                            1991    1992    1993    1994    1995    1996    2Q97    1997f    1998f   1999f
                            ----    ----    ----    ----    ----    ----    ----    -----    -----   -----

Stock                     25,000  25,247  25,440  25,805  25,805  26,049   26,049   26,525  27,330  27,730
New Construction             579     247     193     365       0     244        0      476     805     400
Net Absorption                       354     592   1,289     310     531     (182)     650     700     600
Occupied Stock            20,525  20,879  21,471  22,760  23,070  23,600   23,418   24,068  24,768  25,368
Vacancy Rate                17.9%   17.3%   15.6%   11.8%   10.6%    9.4%    10.1%     9.3%    9.4%    8.5%


Rosen Consulting Group                                                       23

Schaumburg Office Submarket

The Schaumburg office submarket encompasses northwest Cook County and has the second highest concentration of office space in the suburban office market. During the 1980s, Schaumburg emerged as a popular business corridor. Approximately 70% of the submarket's current inventory of 18.8 million square feet of Class A and B space was built during the 1980s. The Schaumburg Class A office submarket has experienced the most dramatic tightening in vacancy rates of any office submarket in the Chicago metropolitan area, with vacancy declining from a high of 20.1% in 1992 to 5.5% as of the second quarter of 1997. During 1996, the Schaumburg submarket recorded the largest amount of leasing activity of any suburban submarket. Large leases included Ameritech and U.S. Robotics (now 3Com). So far during 1997, several large leases have been written, including Prudential Insurance, Cincinatti Bell, 3Com and Boise Cascade. As of the second quarter of 1997, the submarket's overall office vacancy rate had fallen to 10.7%, less than half of its 1992 vacancy rate of 23.9%. The tightness in the Class A market is beginning to spill over to the Class B market, where vacancy still remains relatively high as of the second quarter at 16.7% (see Exhibits 2.17 through 2.20).

Located twenty to thirty minutes to the west of the Chicago O'Hare International Airport and encompassing the communities of Schaumburg, Hoffman Estates, Itasca, Mt. Prospect, Rolling


---------------------------------------------------------------------------------------------------

                                 Exhibit 2.19
              Schaumburg Submarket Class A Office Market (000SF)

                            1992    1993    1994    1995    1996    2Q97    1997f    1998f   1999f
                            ----    ----    ----    ----    ----    ----    -----    -----   -----

Stock                     10,175  10,175  10,230  10,285  10,285  10,285   10,434   10,719  10,919
New Construction               0      55      55       0       0       0      149      285     200
Net Absorption               (51)    265     536     439     206     144      250      250     175
Occupied Stock             8,130   8,394   8,931   9,370   9,575   9,719    9,825   10,075  10,250
Vacancy Rate                20.1%   17.5%   12.7%    8.9%    6.9%    5.5%     5.8%     6.0%    6.1%

Sources:  CB Commercial, RCG
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

                                 Exhibit 2.20
              Schaumburg Submarket Class B Office Market (000SF)

                            1992    1993    1994    1995    1996    2Q97    1997f    1998f   1999f
                            ----    ----    ----    ----    ----    ----    -----    -----   -----

Stock                      8,624   8,624   8,624   8,624   8,624   8,624    8,624    8,624   8,624
New Construction               0       0       0       0       0       0        0        0       0
Net Absorption                60     276     207     405    (336)    147      300      225     275
Occupied Stock             6,537   6,813   7,020   7,425   7,089   7,236    7,389    7,614   7,889
Vacancy Rate                24.2%   21.0%   18.6%   13.9%   17.8%   16.1%    14.3%    11.7%    8.5%

Sources:  CB Commercial, RCG
---------------------------------------------------------------------------------------------------

Rosen Consulting Group                                                       24

Meadows and Arlington Heights, the Schaumburg submarket has a significant list of large and fast-growing tenants. Indeed, the strength of the Schaumburg office submarket reflects the presence of many dynamic employers. For instance, Schaumburg is the headquarters for Motorola and its 139,000 worldwide employees of which a total of 7,000 were located at the headquarters in Schaumburg as of mid-year 1997. Hoffman Estates is headquarters for Sears with 5,000 employees. In addition, several other major office employers have large facilities in Hoffman Estates, including Ameritech (3,000 employees) and Siemens (950 employees). Ameritech, in particular, is poised to grow its employment base significantly in the Schaumburg submarket. Rolling Meadows' largest employer is Northrup, which employs approximately 2,000 employees.

While demand growth has been extremely strong during the last four years, resulting in average annual absorption of 360,000 and 500,000 square feet per year, respectively, in the Class A and Class B markets, construction has been minimal. During the last five years, only two buildings totalling 110,000 square feet were constructed. However, six small office buildings will be delivered during 1997 and 1998. Four office buildings totalling 148,825 square feet will be delivered during 1997 and another two buildings totalling 285,200 square feet will be delivered during 1998. Two proposed buildings, Siemens Center II in Schaumburg and Continental Towers IV in Rolling Meadows, will likely find anchor tenants soon and, thus, enter the pipeline for completion in early 1999.

The outlook for the Schaumburg office market is strong. Demand growth is expected to remain robust, but will be constrained by the lack of new supply in the Class A market where vacancy is already low. We expect that Class A vacancy rates will remain in the 5% to 6% range through the forecast horizon and the Class B vacancy rates will decline into the single digit range by 1999 as tenants settle for Class B space because of the tightness in the Class A market. Average net rents will grow in the 4.5% to 7.5% range during the next three years. However, Class A rents should grow faster because of the much lower availability of Class A space compared to Class B space.
--------------------------------------------------------------------------------
Exhibit 2.21
--------------------------------------------------------------------------------
                           Schaumburg Office Market
                    Construction and Net Absorption Trends

                             1991    1992    1993    1994    1995    1996    2Q97   1997f   1998f    1999f
                             ----    ----    ----    ----    ----    ----    ----   -----   -----    -----
Stock                      18,799  18,799  18,799  18,854  18,909  18,909  18,909  19,058  19,343   19,543
New Construction                0       0       0       0       0       0       0     149     285      200
Net Absorption                          9     541     743     844    (131)    291     550     475      450
Occupied Stock             14,657  14,667  15,207  15,951  16,795  16,664  16,955  17,214  17,689   18,139
Vacancy Rate                22.0%   22.0%   19.1%   15.4%   11.2%   11.9%   10.3%    9.7%    8.5%     7.2%

Rosen Consulting Group                                                       25

--------------------------------------------------------------------------------
Chicago Industrial Market
--------------------------------------------------------------------------------

Size of Market

Chicago has one of the nation's largest industrial markets, according to CB Commercial. Chicago's industrial market ranks second to Los Angeles in terms of the total square footage of its vacant and occupied stock of industrial space, with nearly 900 million square feet. According to CB Commercial, Chicago's total industrial vacancy rate as of the first quarter of 1997 was 7.30% which was low by comparison to the national average of 8.1%. As of the second quarter, the total industrial vacancy rate was up slightly to 7.46%, but this still reflects a healthy supply-demand balance.

Demand Factors

The Chicago industrial market benefits both from strong manufacturing and trade-related demand. First, Chicago is the nation's metal-working capital and one of the nation's major manufacturing centers. Chicago's central location and highly efficient, extensive, well-integrated transportation system contribute to the high volume of trade which flows through the area's distribution system. Strategically located mid-way between the East and West coasts and Canada and Mexico, with the world's busiest airport, the hub of the nation's rail system and the primary port connecting the Great Lakes with the Mississippi River and the Gulf of Mexico, Chicago plays a preeminent role in U.S. trade, transportation and manufacturing.

Historical Trends

Chicago's industrial market comprises approximately 898 million square feet of space. Demand growth has been strong over the last two years, with net absorption averaging approximately 17.5 million square feet a year (see Exhibit
2.22 and 2.23). Gross leasing activity, which is another good measure of demand growth, with the exception that it may double-count new leases, has also been robust (see Exhibit 2.24). During the first two quarters of 1997, gross leasing activity was nearly double 1996's level and close to the peak of 45.1 million square feet in 1995. While the second quarter industrial vacancy rate was up compared to its low of 6.38% in 1995, this reflects a surge in new space coming onto the market, rather than a weakness in demand. Construction activity in the last few years has been heaviest in the big box warehouse/distribution category. Thus, vacancy rates have risen the most quickly in this category. In fact, the warehouse/distribution vacancy rate rose during the last six months to 11.4% as of the second quarter of 1997. The manufacturing vacancy rates declined to 7.5% as of the second quarter.


-------------------------------------------------------------------------------------------------------------------------

                                                    Exhibit 2.22
                                     Chicago Total Metropolitan Area Industrial Market (000SF)
                                                                                  -----
                                 1992      1993      1994      1995      1996      2Q97      1997f     1998f     1999f
                                 ----      ----      ----      ----      ----      ----      -----     -----     -----
Stock                               --        --   858,378   870,377   888,264   898,298   906,264   918,264   928,264
New Construction                    --        --        --    11,999    17,887    10,034    18,000    12,000    10,000
Net Absorption                      --        --        --    26,169     9,373     7,065    13,000    11,000    12,000
Occupied Stock                      --        --   788,678   814,847   824,220   831,285   837,220   848,220   860,220
Vacancy Rate                      8.5%      8.4%      8.1%      6.4%      7.2%      7.5%      7.6%      7.6%      7.3%
                                                                                  ------
Sources: CB Commercial, RCG
-------------------------------------------------------------------------------------------------------------------------

Rosen Consulting Group                                                        26

--------------------------------------------------------------------------------
Exhibits 2.23 and 2.24.
--------------------------------------------------------------------------------

                               Industrial Market
                           Chicago Metropolitan Area
                      ==================================


                             [GRAPH APPEARS HERE]



Sources: CB Commercial, RCG




                    Industrial Market Gross Leasing Volume
                           Chicago Metropolitan Area
                      ==================================



                             [GRAPH APPEARS HERE]



Sources: CB Commercial


Rosen Consulting Group                                                        27

Warehouse/Distribution Submarket

The strength of trade-related activity in the industrial market is reflected in the high concentration of transportation-related jobs in Chicago. Transportation by air is the most highly concentrated employment sector in Chicago, with over twice the share of total employment as nationally, reflecting the size and volume of activity of the International Airport. Transportation services is also highly concentrated in the local economy and is growing significantly, with growth averaging at 5.5% per year over the last five years. Chicago remains the national railroad transportation center, with a high concentration of jobs in this sector. Trucking and warehousing employment has also grown robustly during the last few years, with growth ranging from 5% to 11% per year since 1992.

After four consecutive years of declining vacancy rates, new construction has surpassed strong demand growth, pushing the second quarter vacancy rate back up to 11.4% (see Exhibit 2.25). Gross leasing activity is particularly strong, averaging over 20 million square feet per year. While the outlook for demand growth in this market continues to be strong, new construction will keep the vacancy rate from declining significantly in the near-term.


--------------------------------------------------------------------------------
Exhibit 2.25.
--------------------------------------------------------------------------------

                       Warehouse/Distribution Submarket
                           Chicago Metropolitan Area
                    ======================================


                             [GRAPH APPEARS HERE]




Sources: CB Commercial

Rosen Consulting Group                                                        28

Manufacturing Submarket


Chicago's manufacturing sector is one of the healthiest of any metropolitan areas nationally, both in terms of size and growth rate. Chicago has the largest manufacturing employment base, with over 660,000 manufacturing employees as of April 1997, and the second fastest growing manufacturing employment base over the five years ending April 1997. Manufacturing jobs have increased at an average rate of 1.2% per year over the last five years compared to a national average growth rate of 0.2% over the same period. Similarly, during the year ended April 1997, manufacturing employment expanded 1.6% compared to a national average rate of 0.1%.

As a major center of manufacturing activity in the nation, Chicago has a large stock manufacturing buildings. Gross leasing activity has averaged approximately
14.6 million square feet between year-end 1991 and year-end 1996. Construction of manufacturing space has remained relatively moderate, which has allowed net absorption to shrink the available supply of manufacturing space. As of the second quarter, the manufacturing vacancy rate had fallen to 7.5% (see Exhibit 2.26). The outlook for the manufacturing submarket is for continued moderate to strong growth in demand, which in conjunction with moderate construction, will result in stable vacancy rates over the forecast horizon.


------------------------------------------------------------------------------
Exhibit 2.26.
------------------------------------------------------------------------------

                            Manufacturing Submarket
                           Chicago Metropolitan Area
                      ==================================


                             [GRAPH APPEARS HERE]



     Sources: CB Commercial


Rosen Consulting Group

Overhead Crane Submarket

Chicago is the nation's largest overhead crane market, with 444 major overhead crane facilities. Overhead crane buildings are a specialized niche within the manufacturing submarket which typically house tenants involved in steel processing or steel servicing. Of the 444 major overhead crane buildings in Chicago, the majority are larger overhead crane facilities concentrated in the southside of Chicago, East Chicago and northeastern Indiana, the traditional center of steel processing in the Chicago area. The overhead crane facilities which are found in other areas of Chicago are generally smaller facilities of less than 100,000 square feet which are associated with a specific manufacturer that relies on steel as an input in the manufacturing process.

The current condition and outlook for the overhead crane market is strong, with a vacancy rate of less than 4% according to Thomas Brown of CB Commercial and Carl Manofsky with Hiffman Schaeffer and Anderson. Indiana and Illinois combined are the nation's largest steel processing market, with more than 30% of the nation's steel output, based on raw steel production statistics compiled by the American Iron and Steel Institute as of May 1997. Indiana alone produces 23% of the nation's steel output. Much of the steel processing occurs in northwest Indiana and northeastern Illinois, where the Chicago metropolitan area borders Indiana.

Over the last ten to fifteen years, with the devaluation of the dollar against the yen and more recently, during the last five years, the strengthening of the U.S. manufacturing sector, the production of steel in the U.S. has increased, contributing to an increased demand for overhead crane facilities. During the last five years, strong industrial output, particularly of large durable, steel-intensive products like automobiles, has increased the demand for steel and, thus, overhead crane facilities to handle the processing and distribution of steel. In addition, to cut costs, the major steel companies and major steel end-users, including the automobile companies, have increased outsourcing of certain steel processing operations, which has also increased the demand for overhead crane buildings by small steel processing and steel servicing companies.

While demand has grown for these facilities during the last ten to fifteen years, few overhead crane buildings have been built during the last seven years. With high land costs and the much greater structural reinforcing required for crane facilities, the cost to erect a 100,000 square-foot building with 20-ton cranes is approaching $60 per square foot and the rents required to justify new construction are currently close to $8.00 per square foot compared to a market rent of $3.25 to $4.50 per square foot. Within the overhead crane building submarket, the quality of the space and the cranes vary widely, with some facilities still lacking heat, insulation and concrete floors. Currently, demand is greatest for larger overhead crane buildings of 100,000 square feet or more.

Rosen Consulting Group                                                       30

-------------------------------------------------------------------------------
Nashville Metropolitan Economy
-------------------------------------------------------------------------------

Recent Economic Trends

Nashville is Tennessee's largest metropolitan economy, with an employment base of 612,700 as of April 1997 and an estimated population of 1.14 million as of mid-1997. During the five years from April 1992 to April 1997, employment growth in Nashville averaged 3.7% per year compared with a 2.3% average annual rate for the nation (see Exhibit 3.1). For the year ended in April 1997, total employment growth in Nashville slipped to 1.3% compared with the national growth rate of 2.2%. Weaker Nashville growth resulted from cyclical weakness in the manufacturing sector.

Office employment in Nashville grew at an annual average 5.0% rate during the April 1992 to April 1997 period compared with a 3.2% yearly average rate for the nation. For the year ended in April 1997, office employment grew 3.4% compared with the national growth rate of 3.1%.

Except for the recent cyclical weakness in manufacturing, growth has been strong in Nashville as companies move into the area and expand. Nashville is attractive because of its central location, high quality of life and favorable business climate, created by low taxes, right-to-work laws, and relatively low costs. An increasingly diverse array of businesses are relocating to Nashville in industries ranging from trucking to music recording. The mainstays of Nashville's economic growth are in manufacturing, especially in printing and publishing, furniture, and leather products, and automobile manufacturing, and in services, including entertainment and tourism, and health care (see Exhibit 3.2). In addition, Nashville

-------------------------------------------------------------------------------
Exhibit 3.1.
-------------------------------------------------------------------------------


                              Nashville vs. U.S.
                       Total Non-Agricultural Employment


                             [GRAPH APPEARS HERE]


            79    80     81     82    83    84    85    86    87    88    89
            --    --     --     --    --    --    --    --    --    --    --
Nashville  3.64  -1.07  2.86  -1.13  3.90  7.07  6.53  5.07  4.52  2.79  1.47

            90     91    92    93    94    95    96    97f   98f   99f
            --     --    --    --    --    --    --    ---   ---   ---
Nashville  0.95  -0.30  2.82  5.31  5.35  4.31  1.98  2.12  1.81  2.60

     Sources: Bureau of Labor Statistics,


Rosen Consulting Group                                                        31

--------------------------------------------------------------------------------

                                  Exhibit 3.2
                         Nashville Location Quotients

                                                                      Sector
                                                                      ------
Sector                                        Location Quotient*    Employment
------                                        ------------------    ----------
Leather And Leather Products                        3.031                1.5
Printing And Publishing                             1.828               14.2
Transportation Equipment                            1.687               15.1
Furniture And Fixtures                              1.550                3.9
Educational Services                                1.355               13.8
Hotels And Other Lodging Places                     1.207               10.3
Electronic & Other Electric Equipment               1.172                9.8
Fabricated Metal Products                           1.125                8.3
Health Services                                     1.052               51.1
Total Government                                    0.783               77.4

* A location quotient measures the regional concentration of employment in a particular industry. If employment in an industry were evenly distributed throughout the U.S., a region's location quotient would be 1.0. Mathematically, it is defined as the ratio of the percentage of total employment in industry x in a given region divided by the percentage of total employment in industry x nationally.

Source: U.S. Bureau of Labor Statistics

--------------------------------------------------------------------------------

serves as the capital of Tennessee. The Wall Street Journal recently ranked Nashville as one of the top five relocation cities in the nation.

Office employment is directly related to employment in the services sector, and in the finance, insurance, and real estate sector. The services sector in Nashville is its largest sector, and about 40% of services sector employment contributes to office employment. Nashville's services sector is 6.2% larger in relative size than the services sector in the nation, and from 1992 to 1995 this sector grew at dramatic rates of between 5.8% and 8.1% (see Exhibit 3.3). In 1996, services sector employment slowed to a still-strong growth rate of 3.3%. Recent employment growth in the services sector has been steady. During the year ended in April 1997, Nashville's services sector employment growth was 3.2% accounting for 6,000 jobs during the year.

Important service industries in Nashville include health care, entertainment and tourism. Nashville is a major health care center in the South, with several major health care institutions. With 8,100 employees, Columbia/HCA Healthcare Corporation is Nashville's second largest private-sector employer. In addition to these organizations, America Service Group, a healthcare company, is relocating its administrative office to Nashville. Tourism in Nashville is largely centered around Opryland USA, the amusement park with a country music theme. Opryland is Nashville's fourth largest private-sector employer, with 8,000 employees. The $200 million expansion of the Opryland Hotel and Convention Center was recently completed. In addition, a 65,000-seat National Football League stadium is under construction on the other side of the Cumberland River. Nashville is also the country music capital, with more than 200 recording studios.

Rosen Consulting Group                                                       32

--------------------------------------------------------------------------------------------------------------------
                                                           Exhibit 3.3
                                          Nonagricultural Payroll Employment by Sector
                                                        Nashville, TN MSA

                                                 1992      1993        1994       1995         1996         Apr-97
                                                 ----      ----        ----       ----         ----         ------
Total Nonagricultural                           514.5     541.8       570.8      595.4        607.2          612.7
  % Change                                       2.8%      5.3%        5.4%       4.3%         2.0%           1.3%
Construction                                     19.2      21.7        24.7       26.8         28.9           29.1
  % Change                                      -5.2%     13.0%       13.8%       8.5%         7.8%           0.7%
Manufacturing                                    90.7      94.2        98.7       99.8         96.9           95.4
  % Change                                       4.4%      3.9%        4.8%       1.1%        -2.9%          -2.5%
  Furniture And Fixtures                          3.8       4.3         4.4        4.1          3.9            3.5
    % Change                                     8.6%     13.2%        2.3%      -6.8%        -4.9%         -16.7%
  Fabricated Metal Products                       8.6       9.3        10.1        9.9          8.3            8.2
    % Change                                     2.4%      8.1%        8.6%      -2.0%       -16.2%          -2.4%
  Electronic & Other Electric Equip.              8.8       8.9         9.2        9.6          9.8            9.7
    % Change                                       --      1.1%        3.4%       4.3%         2.1%          -3.0%
  Transportation Equipment                       12.7      13.5        14.4       15.1         15.1           15.1
    % Change                                    15.5%      6.3%        6.7%       4.9%         0.0%           0.0%
  Printing And Publishing                        14.4      14.4          15       15.2         14.2           14.1
    % Change                                     2.1%      0.0%        4.2%       1.3%        -6.6%           0.0%
  Leather And Leather Products                    1.7       1.7         1.7        1.6          1.5            1.4
    % Change                                     0.0%      0.0%        0.0%      -5.9%        -6.3%          -6.7%
Transportation, Communications & P.U.            30.3      32.2        32.4       32.2         31.5           31.7
    % Change                                     3.8%      6.3%        0.6%      -0.6%        -2.2%           2.6%
Trade                                             125     129.9       137.3      143.1        147.2          147.6
  % Change                                       1.8%      3.9%        5.7%       4.2%         2.9%           1.9%
Finance, Insurance, & Real Estate                30.6      31.4        33.1       34.4         36.5           37.3
  % Change                                      -0.3%      2.6%        5.4%       3.9%         6.1%           3.6%
Services                                        149.3     159.3       168.6      182.2        188.2          192.1
  % Change                                       6.5%      6.7%        5.8%       8.1%         3.3%           3.2%
  Hotels And Other Lodging Place                   --        --          --       12.1         10.3           10.8
    % Change                                       --        --          --         --       -14.9%          11.3%
  Health Services                                  --        --          --       51.2         51.1           51.4
     % Change                                      --        --          --         --        -0.2%           1.4%
  Educational Services                             --        --          --       13.7         13.8           13.8
    % Change                                       --        --          --         --         0.7%          -3.5%
Total Government                                 68.8      72.6        75.4       76.3         77.4           79.1
  % Change                                      -1.3%      5.5%        3.9%       1.2%         1.4%          -1.2%
Source: Bureau of Labor Statistics
--------------------------------------------------------------------------------------------------------------------

Because Nashville is the state capital, business services related to consulting, law, administrative services that support the business of government are important to the Nashville economy. Also in the business services, area, CUC Travel Services expanded into a new 52,000 square-foot building in the fourth quarter of 1996. Envoy Corporation has acquired National Electronic Information Corporation and has boosted its Nashville employment as a result.


Rosen Consulting Group                                                        33

The finance, insurance, and real estate (FIRE) sector also contributes to office employment. During 1996, the FIRE sector was the second fastest-growing major sector after the construction sector. FIRE sector employment gained 6.1% during 1996, and by April 1997 employment growth in the FIRE sector slowed to a still-healthy 3.6% year-ago rate. By comparison, the FIRE sector growth rate for the nation during the year ended in April 1997 was 2.5%.

In addition to services and finance, the manufacturing sector in Nashville is an important part of its economic base. The Nashville manufacturing sector is 4.4% larger in relative terms than the national manufacturing sector making it a significant contributor to the economic base of the metropolitan area. An important part of the manufacturing sector in Nashville is printing and publishing, a sector which has expanded recently. Printing and publishing firms such as Quebecor Printing Corporation, RR Donnelley & Sons are expanding in Nashville, and American Banknote Corporation and Adnet Midwest are relocating to Nashville.

The 2.9% decline in overall manufacturing sector employment during 1996 had the effect of slowing overall Nashville employment. The manufacturing sector weakness during 1996 was centered in the durable goods sector, which includes the important automobile sector. Despite the recent short-term cyclical weakness in durable goods, manufacturers are planning long-term expansion in the Nashville area. Pillsbury announced a $50 million expansion of its strudel manufacturing operation in Murfreesboro, and Field Container Company is opening a plant in Nashville to produce containers for Pillsbury Foods. Precision Painting is expanding its presence, and Gibson Guitar is undergoing a five-year expansion plan to increase production of its popular guitar lines. Also, the Teksid Aluminum Foundry is undergoing a $15 million expansion. In connection with the Saturn plant, Ryder Systems, Saturn's truck carrier, will expand its Spring Hill operation. National Fulfillment and Sunbeam also announced expansion plans. The Sunbeam expansion is in connection with the relocation of its headquarters to Nashville. In addition, Bentz Companies and Jamison Bedding both have plans for expansion in Nashville. As the manufacturing sector expands, the demand for ancillary business services also expands, creating demand for office space.



Rosen Consulting Group

Forecasted Employment Trends

Overall employment in Nashville should grow at a 2.2% average annual rate through 1999 compared with the national employment growth rate averaging 1.9% per year during the same interval. This expansion will be led by faster growth in the services and finance, insurance, and real estate sectors. Through 1999, the services sector will grow at an average annual pace of 4.4% and the finance, insurance, and real estate sector will grow at an average annual rate of 3.1% (see Exhibit 3.4). These growth rates for the primary office using sectors suggest strong fundamental demand conditions in the Nashville economy.

--------------------------------------------------------------------------------

                                  Exhibit 3.4
                  Nonagricultural Payroll Employment Forecast
                               Nashville, TN MSA

                    1992    1993    1994    1995    1996   1997f   1998f   1999f
                    ----    ----    ----    ----    ----   -----   -----   -----
Total              514.5   541.8   570.8   595.4   607.2   620.1   631.3   647.7
 % Change           2.8%    5.3%    5.4%    4.3%    2.0%    2.1%    1.8%    2.6%
Construction        19.2    21.7    24.7    26.8    28.9    30.5    30.5    31.3
 % Change          -5.2%   13.0%   13.8%    8.5%    7.8%    5.5%    0.0%    2.6%
Manufacturing       90.7    94.2    98.7    99.8    96.9    95.0    94.9    96.0
 % Change           4.4%    3.9%    4.8%    1.1%   -2.9%   -2.0%   -0.1%    1.2%
T.C.P.U.            30.3    32.2    32.4    32.2    31.5    31.1    31.4    31.8
 % Change           3.8%    6.3%    0.6%   -0.6%   -2.2%   -1.3%    1.0%    1.3%
Trade              125.0   129.9   137.3   143.1   147.2   149.8   152.2   156.2
 % Change           1.8%    3.9%    5.7%    4.2%    2.9%    1.8%    1.6%    2.6%
F.I.R.E.            30.6    31.4    33.1    34.4    36.5    38.1    38.9    40.0
 % Change          -0.3%    2.6%    5.4%    3.9%    6.1%    4.4%    2.1%    2.8%
Services           149.3   159.3   168.6   182.2   188.2   197.6   205.2   214.4
 % Change           6.5%    6.7%    5.8%    8.1%    3.3%    5.0%    3.8%    4.5%
Government          68.8    72.6    75.4    76.3    77.4    77.5    77.6    77.5
 % Change          -1.3%    5.5%    3.9%    1.2%    1.4%    0.1%    0.1%   -0.1%

Sources: Bureau of Labor Statistics, RCG

--------------------------------------------------------------------------------

Rosen Consulting Group                                                       35

--------------------------------------------------------------------------------
Nashville Metropolitan Office Market
--------------------------------------------------------------------------------

Nashville has one of the lowest office vacancy rates in the nation. During the past year and one-quarter, the overall office vacancy rate in Nashville fell from 9.5% at the beginning of 1996 to 7.5% during the first quarter of 1997. Nashville's office market ranked fourteenth lowest out of 72 metropolitan office markets with respect to its vacancy rate as of year-end 1996.

During the first quarter of 1997, the downtown Nashville office vacancy rate declined to 12.4% from 14.6% at year-end 1996 (see Exhibit 4.1 through 4.3). The rise in the vacancy rate during 1996 was the result of various government departments moving from leased space into the newly acquired Tennessee Tower. The impact of that public sector consolidation is now over. In addition, more tenants may be attracted to the downtown because of a lack of space options in the suburbs and the relative parity of rents in the downtown market. In addition, entertainment and retail users are making the downtown a more vibrant place to live, work and play.

The suburban office vacancy rate was a low 5.5% during the first quarter of 1997, down from 8.0% a year earlier at the beginning of 1996. Leasing has been active. Through 1996, nearly 600,000 square feet of office space (net) were leased in the suburbs. Tight market conditions have resulted in a renewal of speculative construction activity and have attracted national firms into the market. The acquisitions of Eakin & Smith by Highwoods Properties and NWI/Buckley by Weeks Corporation, for example, have brought national firms to Nashville, meaning that large institutional public companies will be central to the development of new office and industrial supply in the future. The suburban speculative supply of new office space includes more than 560,000 square feet of new office space. The suburban build-to-suit office market is also active, including projects for Columbia/HCA, American General, and Primus, the financial services division of Ford Motor Company.

------------------------------------------------------------------------------------------------------------

                                                            Exhibit 4.1
                                             Nashville Downtown Office Market (000SF)

                          1992     1993      1994      1995      1996      1Q97    1997f     1998f     1999f
                          ----     ----      ----      ----      ----      ----    -----     -----     -----
Stock                    5,026    5,026     5,026     5,026     5,026     5,026    5,026     5,026     5,026
New Construction             0        0         0         0         0         0        0         0         0
Net Absorption              85       10      (30)       171      (80)       111      200        70        50
Occupied Stock           4,222    4,232     4,202     4,373     4,292     4,403    4,492     4,562     4,612
Vacancy Rate             16.0%    15.8%     16.4%     13.0%     14.6%     12.4%    10.6%      9.2%      8.2%
Gross Rent                       $16.62    $16.03    $15.51    $15.39    $15.65   $15.83    $16.33    $16.90
 % Change                                   -3.5%     -3.2%     -0.8%       ---     2.9%      3.2%      3.5%

Sources: CB Commercial, Trammell Crow, RCG
------------------------------------------------------------------------------------------------------------

Rosen Consulting Group                                                        36

--------------------------------------------------------------------------------
Exhibits 4.2 and 4.3.
--------------------------------------------------------------------------------

                            Nashville Office Market
                           Central Business District

                        ==============================

                          [See Exhibit 4.1 for data]




                            Nashville Office Market
                           CBD Rent and Vacancy Rate

                        ==============================

                           [See Exhibit 4.1 for data]



Rosen Consulting Group

--------------------------------------------------------------------------------
Knoxville Metropolitan Economy
--------------------------------------------------------------------------------

Recent Economic Trends

Knoxville's economy has grown rapidly and has displayed stability so far during the 1990s. During the April 1992 to April 1997 period, the employment growth rate in Knoxville average 2.1% per year compared with the national employment growth rate of 2.3% (see Exhibit 5.1). For the year ended in April 1997, the employment level declined 0.1%, and the office employment level declined 0.3%. These declines were primarily the result of a large 2.4% employment decline in the manufacturing sector, a trend we think is temporary.

Knoxville's economy is relatively robust. During the national recession ended in March 1991, Knoxville's employment did not turn down. For 1991, the employment growth rate in Knoxville was 1.8% compared with a national employment decline at the rate of -1.1%. During the 1982 national recession, employment in Knoxville also did not decline.

Part of the relative robustness of the Knoxville economy derives from the large government sector. By comparison to the nation, Knoxville's government sector is nearly 10% larger in relative terms (see Exhibit 5.2). Government sector employment has rebounded during 1996 from the decline suffered in 1995. Important public sector employers include the Knox County Public School System, The University of Tennessee, the University of Tennessee Medical Center, the State of Tennessee (Regional Offices), and the County of Knox.

--------------------------------------------------------------------------------
Exhibit 5.1
--------------------------------------------------------------------------------


                              Knoxville vs. U.S.
                       Total Non-Agricultural Employment

                    =======================================


                79      80      81      82      83      84      85      86      87      88      89
                --      --      --      --      --      --      --      --      --      --      --
Knoxville       1.85   -1.31    5.02    1.32    7.84    3.79    1.03    2.98    4.09    1.71    2.26


                90      91      92      93      94      95      96      97f     98f     99f
                --      --      --      --      --      --      --      --      ---     ---
Knoxville       1.56    1.84    5.28    4.00    2.49    3.19    0.57    2.45    1.98    3.67

Rosen Consulting Group

--------------------------------------------------------------------------------

                                  Exhibit 5.2
                         Knoxville Location Quotients

                                                                      Sector
                                                                      ------
Sector                                        Location Quotient*    Employment
------                                        ------------------    ----------
Apparel And Other Textile Products                  3.067                6.9
Total State Government                              1.744               21.4
Hotels And Other Lodging Places                     1.502                6.7
Eating And Drinking Places                          1.245               24.6
Retail Trade                                        1.151               65.6
Stone, Clay, And Glass Products                     1.024                1.5
Durable Goods                                       1.011               28.5

* A location quotient measures the regional concentration of employment in a particular industry. If employment in an industry were evenly distributed throughout the U.S., a region's location quotient would be 1.0. Mathematically, it is defined as the ratio of the percentage of total employment in industry x in a given region divided by the percentage of total employment in industry x nationally.

Source: U.S. Bureau of Labor Statistics

--------------------------------------------------------------------------------

Knoxville is considered to be a national energy center because of the presence of the Tennessee Valley Authority (TVA), the Department of Energy's (DoE) Oak Ridge facility, and the University of Tennessee. Knoxville is the headquarters of the TVA. The TVA has more than 2,100 employees and operates 39 dams, 12 steam plants, and four nuclear plants. Recently, the TVA is undergoing an internal review that may result in some consolidation of employment levels. Knoxville is also home of the DoE's Oak Ridge research facility. The DoE contracts much of the work at Oak Ridge to Lockheed Martin Energy Systems. In fact, Lockheed Martin Energy Systems is the largest private sector employer in Knoxville with more than 14,000 employees. The chemical industry, which is centered around nuclear technology and the Oak Ridge facility has faced cutbacks as defense sector spending has been reduced. A number of other businesses have been attracted by the Oak Ridge facility. Boeing Defense and Space, for example, manufactures electronic airplane components at its Oak Ridge facility.

In the private sector, the largest employers include Lockheed Martin Energy Systems, Covenant Health Alliance, Levi Strauss & Company, St. Mary's Medical Center, DeRoyal Industries, Clayton Homes, The Kroger Company, and Aluminum Company of America. Apparel and textile products is the most concentrated sector in the Knoxville economy, making up 14.4% of the manufacturing sector employment (see Exhibit 5.3). Levi Strauss Jeanswear Division is the third largest private sector employer, with nearly 3,600 employees. In addition, Palm Beach Company, New Cherokee Corporation, and Bike Athletic Company are all major employers in Knoxville's apparel and textile industry.


Rosen Consulting Group                                                       39


--------------------------------------------------------------------------------------------------------------------
                                                           Exhibit 5.3
                                          Nonagricultural Payroll Employment by Sector
                                                        Knoxville, TN MSA

                                                 1992      1993        1994       1995         1996         Apr-97
                                                 ----      ----        ----       ----         ----         ------
Total Nonagricultural                           285.3     296.7       304.1      313.8        315.6          313.5
  % Change                                       5.3%      4.0%        2.5%       3.2%         0.6%          -0.1%
Construction                                     12.4      13.7        15.0       17.9         18.5           18.6
  % Change                                       7.8%     10.5%        9.5%      19.3%         3.4%           1.1%
Manufacturing                                    49.7      50.6        50.1       49.3         48.1           47.9
  % Change                                       1.6%      1.8%       -1.0%      -1.6%        -2.4%          -0.4%
  Durable Goods                                  30.2      30.0        29.0       28.9         28.5           28.0
    % Change                                       --     -0.7%       -3.3%      -0.3%        -1.4%          -2.1%
  Stone, Clay, And Glass Product                  1.4       1.5         1.4        1.4          1.5            1.3
    % Change                                       --      7.1%       -6.7%       0.0%         7.1%         -13.3%
  Apparel & Other Textile Products                8.4       9.2         8.6        7.7          6.9            6.9
    % Change                                       --      9.5%       -6.5%     -10.5%       -10.4%           1.5%
Transportation, Communications & P.U.            10.3      11.2        12.2       13.4         14.1           14.1
  % Change                                       2.0%      8.7%        8.9%       9.8%         5.2%          -0.7%
Trade                                            73.4      75.0        78.1       81.4         81.4           81.0
  % Change                                       2.1%      2.2%        4.1%       4.2%         0.0%           0.9%
  Eating And Drinking Places                       --        --          --       25.0         24.6           24.6
    % Change                                       --        --          --         --        -1.6%           0.0%
Finance, Insurance, And Real Estate              10.6      11.0        11.4       12.0         13.2           13.3
  % Change                                       7.1%      3.8%        3.6%       5.3%        10.0%           3.1%
Services                                         74.9      79.9        81.4       84.2         84.0           81.8
  % Change                                      12.3%      6.7%        1.9%       3.4%        -0.2%          -1.7%
  Hotels And Other Lodging Place                   --        --          --        6.6          6.7            6.6
    % Change                                       --        --          --         --         1.5%          -1.5%
Total Government                                 53.5      54.7        55.6       55.1         55.8           56.3
  % Change                                       4.3%      2.2%        1.6%      -0.9%         1.3%           0.2%

Source: Bureau of Labor Statistics
--------------------------------------------------------------------------------------------------------------------

The high concentration of employment in the hotel and lodging places subsector indicates the importance of tourism to Knoxville. The Great Smoky Mountains National Park, the Lost Sea, and the Forbidden Caverns are nearby. Also Dollywood, Dolly Parton's amusement park in Pigeon Forge, is a big employer (1,800 jobs) and tourist draw.


Rosen Consulting Group                                                        40

Forecasted Employment Trends

The employment growth rate in Knoxville should bounce back from the weakness displayed during 1996. That weakness was primarily in the manufacturing sector. Employment should grow between 2.0% and 2.5% for 1997 and 1998, and it should accelerate beyond those rates during 1999 (see Exhibit 5.4). The services sector will lead the growth acceleration. During 1996, the services sector experienced an uncharacteristic downturn, the first since 1985. Monthly data through April 1997 indicate that the services sector downturn has reversed. Through 1999, the services sector should lead Knoxville employment gains with a sector growth rate averaging 4.5%. The finance, insurance, and real estate (FIRE) sector, the second primary office-using sector, should also grow well throughout the forecast horizon. During 1996, FIRE sector employment levels gained 10% in Knoxville, and we project an average growth rate throughout the forecast horizon of 3.7% per year for the FIRE sector. We think that one reason that this sector is growing relatively rapidly is because the sector is relatively small compared with the national sector size. That is, the Knoxville metropolitan area is relatively under-served by this sector. These sectoral trends suggest a 4.3% average annual gain in office employment throughout the forecast horizon.

                                  Exhibit 5.4
                  Nonagricultural Payroll Employment Forecast
                               Knoxville, TN MSA

                      1992     1993    1994     1995     1996     1997f     1998f     1999f
                      ----     ----    ----     ----     ----     -----     -----     -----

Total                285.3    296.7   304.1    313.8    315.6     323.3     329.7     341.8

 % Change              5.3%     4.0%    2.5%     3.2%     0.6%      2.4%      2.0%      3.7%

Construction          12.4     13.7    15.0     17.9     18.5      19.1      19.7      20.5

 % Change              7.8%    10.5%    9.5%    19.3%     3.4%      3.5%      2.9%      3.8%

Manufacturing         49.7     50.6    50.1     49.3     48.1      47.3      46.2      46.7

 % Change              1.6%     1.8%   -1.0%    -1.6%    -2.4%     -1.6%     -2.4%      1.0%

T.C.P.U               10.3     11.2    12.2     13.4     14.1      14.7      15.1      15.8

 % Change              2.0%     8.7%    8.9%     9.8%     5.2%      4.0%      2.8%      4.5%

Trade                 73.4     75.0    78.1     81.4     81.4      83.8      86.2      89.6

 % Change              2.1%     2.2%    4.1%     4.2%     0.0%      3.0%      2.8%      4.0%

F.I.R.E.              10.6     11.0    11.4     12.0     13.2      13.8      14.2      14.7

 % Change              7.1%     3.8%    3.6%     5.3%    10.0%      4.5%      3.1%      3.7%

Services              74.9     79.9    81.4     84.2     84.0      87.4      90.6      95.8

 % Change             12.3%     6.7%    1.9%     3.4%    -0.2%      4.0%      3.7%      5.8%

Government            53.5     54.7    55.6      55.1    55.8      56.7      57.3      58.2

 % Change              4.3%     2.2%    1.6%     -0.9%    1.3%      1.6%      1.0%      1.7%


Sources:  Bureau of Labor Statistics, RCG


Rosen Consulting Group                                                       41

--------------------------------------------------------------------------------
The Knoxville Metropolitan Office Market
--------------------------------------------------------------------------------

Office employment in Knoxville grew at an annual average rate of 2.9% from April 1992 to April 1997 compared with a 3.2% average annual rate for the nation. For the year ended in April 1997, Knoxville's office employment level declined 0.3%. Monthly data for 1997 suggest that this decline has already been reversed.

Office employment has fueled a recovery in the office sector so far during the 1990s as the glut of space of early in the decade has given way to relatively low vacancy rates and rising rents. During the fourth quarter of 1996, the Metropolitan Planning Commission reports that the overall office vacancy rate in Knoxville was 9.1%, and the vacancy rate in the Central Business District (CBD) was 10.6% (see Exhibits 6.1 through 6.3). These vacancy rates place Knoxville fifteenth on the list of 73 major overall office markets in the country, and 17th on the list of 62 major CBD office markets in the country.

Several factors in Knoxville will affect the CBD office market in the near future. First, Clayton Homes, one of the largest private sector employers in Knoxville, is considering purchase of the Miller Building in the CBD. If the purchase in completed, the company plans to renovate the building in order to house 500 new jobs in the downtown market. The purchase would also take the six-story, 200,000 square-foot building out of the competitive stock thereby lowering the CBD vacancy rate. Second, the General Services Administration is converting the Whittle Communications building into the new Baker Courthouse. Completion is scheduled for the fourth quarter 1997, at which time federal employees now scattered around Knoxville in leased space will be consolidated in the new courthouse. The impact of the federal government's actions will be to raise the CBD vacancy rate. This impact is a one-time, temporary phenomenon. Given the average office employment growth rate during the 1990s, this impact will take less than three months to absorb. Third, the Tennessee Valley Authority (TVA) has proposed an internal reorganization. That reorganization may affect a block of downtown space to an unknown extent. Fourth, a speculative and a build-to-suit project are planned for the suburbs. The Atrium, an 80,000 square-foot speculative office project, was scheduled to begin early 1997. In addition, Centerpoint Plaza III, a 42,000 square-foot project will be completed during 1997. Covenant Health, one of the largest private sector employers, is scheduled to occupy the building.


-------------------------------------------------------------------------------------------------------------------------

                                                    Exhibit 6.1
                                             Knoxville Downtown Office Market (000SF)

                                 1992      1993      1994      1995      1996      1997f     1998f     1999f
                                 ----      ----      ----      ----      ----      -----     -----     -----
Stock                            5,590     5,590     5,590     5,590     5,590     5,590     5,590     5,590
New Construction                     0         0         0         0         0         0         0         0
Net Absorption                     129        28     (274)       235      (61)        50        40        65
Occupied Stock                   5,070     5,098     4,824     5,059     4,997     5,047     5,087     5,152
Vacancy Rate                      9.3%      8.8%     13.7%      9.5%     10.6%      9.7%      9.0%      7.8%
Gross Rent                      $11.80     $9.68    $10.67    $10.57    $11.57    $11.97    $12.44     $13.01
  % Change                                -18.0%     10.2%     -0.9%      9.5%      3.4%      3.9%       4.6%

Sources: Knoxville Metropolitan Planning Commission, RCG
-------------------------------------------------------------------------------------------------------------------------


Rosen Consulting Group                                                        42

The CBD office market is undergoing a relative strengthening compared with the suburban office market in Knoxville. During the past two years, the CBD office vacancy rate declined from its near-term peak of 13.7% to 10.6%. During the same time interval, the suburban office vacancy rate increased from 6.9% to 7.6%. During 1996, CBD office rents gained 9.5% compared with 2.7% for suburban office rents. While the vacancy rate in the downtown office market is higher than in the suburban market, the relative supply constraint in the CBD, and the approximate parity of rent levels has created firming market conditions in the CBD from both the supply and the demand sides of the market.

--------------------------------------------------------------------------------
Exhibits 6.2 and 6.3.
--------------------------------------------------------------------------------

                            Knoxville Office Market
                           Central Business District



                            [BAR CHART APPEARS HERE]




                            Knoxville Office Market
                           CBD Rent and Vacancy Rate



                            [BAR CHART APPEARS HERE]



Rosen Consulting Group                                                        43

--------------------------------------------------------------------------------
Columbus Metropolitan Economy
--------------------------------------------------------------------------------

Recent Economic Trends

With an employment base of 803,800 as of the year ended in April, 1997, the Columbus metropolitan economy is the smallest, but fastest growing, of Ohio's three large metropolitan areas. Columbus' employment base has growth by 2.6% during the last five years compared to 1.8% and 1.7% for Cincinnati and Cleveland, respectively. Actually, the Columbus's growth over the last five years has exceeded that of the nation, which grew 2.0% between 1991 and 1996. For the year ended April 1997, the Columbus economy grew 1.3% compared to 2.3% for the nation as a whole (see Exhibits 7.1 and 7.2).

Unlike Ohio's other major metropolitan areas, where employment contraction in traditional manufacturing industries has hampered overall employment growth, Columbus' economy has a higher concentration in fast-growing, leading edge industries. Two types of companies find the Columbus business atmosphere attractive: (i) logistics companies that distribute merchandise nationwide and, increasingly, worldwide; and (ii) information-based firms to add to the city's growing synergy in that industry. Lucent Technologies Sterling Commerce are just two of the city's larger information-based firms.

Similarly, Fortune magazine recently ranked Greater Columbus among the top five cities judging by the number of innovative firms in Columbus and by the quality of its labor force. Corporations with reputations for excellence, such as CompuServ, Battelle Memorial Institute, OCLC, Chemical Abstracts, Worthington Industries, and the Limited, are headquartered in Columbus.

--------------------------------------------------------------------------------
Exhibit 7.1.
--------------------------------------------------------------------------------


                               Columbus vs. U.S.
                       Total Non-Agricultural Employment
                    =======================================

                79      80      81      82      83      84      85      86      87      88      89
                --      --      --      --      --      --      --      --      --      --      --
Columbus        2.78    0.32   -0.59    -2.32   0.83    5.09   4.72    4.49    4.33    0.96    3.22

                90      91      92      93      94      95      96      97f     98f     99f
                --      --      --      --      --      --      --      --      ---     ---
Columbus        2.44   -0.30    1.78    2.13   3.83    3.65    1.97    2.00    1.80    2.20



Rosen Consulting Group                                                        44

                                  Exhibit 7.2
                 Nonagricultural Payroll Employment by Sector
                               Columbus, OH MSA

                                                  1992    1993    1994    1995    1996  Apr-97
                                                  ----    ----    ----    ----    ----  ------
  Total Nonagricultural                          712.8   728.0   755.9   783.5   798.9   803.8
    % Change                                       1.8%    2.1%    3.8%    3.7%    2.0%    1.3%
  Construction                                    26.8    27.4    29.8    31.2    32.6    32.5
    % Change                                       1.5%    2.2%    8.8%    4.7%    4.5%    3.8%
  Manufacturing                                   91.5    92.2    92.0    93.4    91.6    91.3
    % Change                                      -0.9%    0.8%   -0.2%    1.5%   -1.9%   -0.4%
    Stone, Clay, And Glass Product                 9.8     9.9    10.1    10.1    10.1     9.8
      % Change                                     1.0%    1.0%    2.0%    0.0%    0.0%   -2.0%
      Glass And Glassware, Pressed Or Blown        3.9     4.1     3.9     4.1     4.1     4.1
        % Change                                   5.4%    5.1%   -4.9%    5.1%    0.0%    2.5%
      Dairy Products                               4.3     4.6     4.6     4.3     4.3     4.3
        % Change                                   4.9%    7.0%    0.0%   -6.5%    0.0%    2.4%
  Transportation, Communications & P.U.           30.4    30.8    32.8    34.5    35.7    36.2
    % Change                                       1.0%    1.3%    6.5%    5.2%    3.5%    2.8%
  Trade                                          184.4   189.7   199.7   210.4   216.7   213.9
    % Change                                       2.7%    2.9%    5.3%    5.4%    3.0%    0.4%
    Retail Trade                                 148.4   153.0   161.5   170.9   176.5   173.2
      % Change                                     3.1%    3.1%    5.6%    5.8%    3.3%   -0.1%
  Finance, Insurance, And Real Estate             59.2    60.9    63.2    64.7    67.6    68.5
    % Change                                      -0.7%    2.9%    3.8%    2.4%    4.5%    2.7%
      Commercial Banks                            10.0     9.8    10.1    11.0    11.5    11.1
        % Change                                  -6.5%   -2.0%    3.1%    8.9%    4.5%   -2.6%
    Insurance Carriers                            22.5    22.9    23.1    23.4    24.6    25.5
      % Change                                    -0.4%    1.8%    0.9%    1.3%    5.1%    4.5%
  Services                                       188.7   194.6   204.9   214.9   220.5   225.1
    % Change                                       3.4%    3.1%    5.3%    4.9%    2.6%    2.7%
    Business Services                             42.5    46.8    53.5    59.4    60.8    62.7
      % Change                                     4.2%   10.1%   14.3%   11.0%    2.4%    5.6%
      Personnel Supply Services                   15.3    18.1    22.2    25.1    23.2    23.8
        % Change                                   4.8%   18.3%   22.7%   13.1%   -7.6%    6.7%
  Total Government                               131.1   131.7   132.8   133.6   133.6   135.7
    % Change                                       1.5%    0.5%    0.8%    0.6%    0.0%    0.2%
  Total State Government                          56.6    57.3    57.9    58.0    57.5    59.1
    % Change                                      -0.4%    1.2%    1.0%    0.2%   -0.9%    0.9%
    State Government Education                    23.2    23.2    23.2    23.0    22.9    24.2
      % Change                                    -1.7%    0.0%    0.0%   -0.9%   -0.4%    0.8%

  Source: Bureau of Labor Statistics


The most rapidly growing sectors in Columbus during the year ended in April 1997 were construction (3.8%), services (2.7%) and finance, insurance and real estate (2.7%). Construction employment growth has been strong because of strong activity in residential, commercial and public sectors. In fact, a major infrastructure project will be completed during 1997. The I-270 overpass south of Morse Road as well as the widening of I-270 in the Easton corridor are scheduled to be completed by the third quarter of 1997. After 1997, we expect construction employment will stabilize, as construction in all sectors slows.


Rosen Consulting Group                                                        45

Services sector employment has been strong and is expected to remain strong. Growth in the services sector will accelerate during the next two to three years into the 3.7% to 4.0% range as a result of several large hotel, health center and sport facility completions. Plans have been announced for a $50 million, 300-room Hilton Hotel & Towers luxury hotel at the 1,200-acre Easton development in Northeast Columbus. The hotel will anchor the lodging portion of the planned Easton Town Center, which will include the hotel, several restaurants, a 30,000 square-foot conference center and a megaplex theater. Easton Town Center will commence construction in late 1997 or early 1998 and is scheduled to be completed in the second or third quarter of 1999. Partly to entice a National Hockey League franchise to locate in Columbus, the owners of the Columbus Chill will build a $4.5 million Olympic-size hockey facility in the next year. The 86,000 square-foot retail-office-entertainment project will likely be built in Easton. Wendt-Bristol Health Services continues its rapid expansion with plans for at least three new diagnostic centers in Franklin County as well as an addition to an existing center on Kenny Road. These projects in the healthcare, hospitality and professional sports industries will buoy employment in the services sector during the coming years.

The finance, insurance and real estate (FIRE) sector is an important sector in Columbus, as illustrated by a location quotient of 1.4 (see Exhibit 7.3). As the home of Bank One and Nationwide Insurance, Columbus has a stable base of finance and insurance companies. The sector posted a 2.7% payroll gain during the twelve months ended in April of 1997. Contributing to this growth is Chase Manhattan, which is moving 600 jobs to Columbus from Tampa as a result of its merger with Chemical Bank. The lender will relocate an additional 1,000 jobs from central Ohio. Chase is building a new $35 million, 240,000 square-foot facility to house the new workers. The facility is scheduled for occupancy in 1998. Modest growth in real estate employment will be offset in 1997 as a result of the second quarter 1997 merger between Galbreath and LaSalle, which will result in some job losses.

                                  Exhibit 7.3
                          Columbus Location Quotients

                                                                    Sector
                                                                    ------
  Sector                                     Location Quotient*   Employment
  ------                                     ------------------   ----------

  Glass And Glassware, Pressed Or Blown            8.665               4.1
  Dairy Products                                   4.346               4.3
  Stone, Clay, And Glass Products                  2.811              10.1
  Insurance Carriers                               2.377              24.6
  Total State Government                           1.853              57.5
  State Government Education                       1.752              22.9
  Finance, Insurance, And Real Estate              1.449              67.6
  Personnel Supply Services                        1.316              23.2
  Business Services                                1.268              60.8
  Retail Trade                                     1.223             176.5
  Commercial Banks                                 1.171              11.5

  * A location quotient measure the regional concentration of employment in a particular industry. If employment in an industry were evenly distributed throughout the U.S., a region's location quotient would be 1.0.
  Mathematically, it is defined as the ratio of the percentage of total employment in industry x in a given region divided by the percentage of total employment in industry x nationally.

  Source: U.S. Bureau of Labor Statistics

Rosen Consulting Group                                                        46

Employment in the transportation, communications and public utilities (TCPU) sector increased a robust 2.8% during the year ended in April 1997. Rickenbacker International Airport is one of six airports being considered as a possible hub location for DHL Worldwide Express, the world's largest international air express service. LCI International, the nation's sixth largest long distance carrier, plans to add 1,000 jobs to its local work force. Many of the jobs to be filled at the network control center will be in high-tech positions. American Freightways Corporation is planning to expand its less-than-truckload shipping operations in Columbus during 1998.

In addition, activity at Port Columbus International Airport is increasing at a robust rate, with positive effect on transportation employment. The airport expects to move forward with plans to open 200 acres on the North Airfield for commercial projects this year. The airport sees the North Airfield as a place to consolidate non-airline aircraft activities away from the terminal and Southeast Airfield. The move should improve airfield efficiency and safety. America West Airlines plans to bolster its service from Port Columbus International Airport to Florida during the fourth quarter of 1997 and will add its second nonstop destination to the West Coast in early 1998. The airline now has 12 nonstop destinations out of Port Columbus. With four new destinations and one renewed market, it will serve 17 markets from Columbus by early 1998. America West reported over 375,000 passengers through Port Columbus through the first quarter of 1997, a 17.5% increase from the first quarter of 1996. Delta Airlines ranks second with first quarter 1997 traffic of almost 250,000 passengers, a 19% increase from 1996 levels. In addition, Executive Jet is looking for extra space to house its expanding operations center and maintenance facility. The company at the end of 1996 had 540 employees at Port Columbus, including 265 pilots, about 100 of which were hired in 1996. Executive Jet expects to hire another 200 pilots and 60 operations center workers in 1997, raising local employment to
800. Columbus Municipal Airport Authority officials said Executive Jet Aviation has delayed plans for a 60,000 square-foot office building and 120,000 square-foot hanger as it considers a site within the former Air Force Plant 85 complex.

The government sector forms an important part of the Columbus economy. As both the state capital and the home of Ohio State University, Columbus has a large number of state employees. The metropolitan area also had a large number of federal government jobs, but the realignment of the Defense Distribution Depot in Columbus has cost the metropolitan area more than 700 jobs, accounting for weakness in this sector during 1995 and 1996. The Columbus City Council approved $4 million to $8 million in tax increment financing to complete the Spring Sandusky interchange, creating the final links between Route 315, Interstate 670 and Route 33. Bank One recently pledged $35 million toward a downtown civic arena in exchange for naming rights. Government employment gained 0.2% during the twelve months ended in May 1997.

Manufacturing sector employment was down slightly during the year ended April 1997, reflecting a substantial amount of volatility among the area's manufacturing employers. Large employers, including transit bus-producer Flexible Corporation and range-maker Amana Home Appliances, have caused the metropolitan area to lose more than 1,000 jobs.

However, many of the area's manufacturing employers have expanded or have announced plans to expand, creating a more positive outlook for the sector. Columbus' central location and transportation network make it an attractive place for manufacturing and distribution. In addition, Columbus has a steady supply of high-tech workers coming into the employment pipeline with 13 universities and colleges nearby.

Rosen Consulting Group                                                        47

Specifically, in recent years, large companies such as Whirlpool have added hundreds of new jobs to the area. Notably, Kraft Foods will consolidate three distribution facilities in suburban Cincinnati, Youngstown and Livonia, Michigan into a warehouse complex at Rickenbacker Air Industrial park, resulting in the creation of nearly 200 jobs within three years of the facility's completion in mid-1998. In addition, AK Steel has proposed a $1.1 billion plant that would employ 500 workers near Columbus. General Castings Company, a manufacturer of iron castings and provider of machine shop services, has announced a $2.8 million expansion of its three Delaware County foundries on top of the 206 jobs it has added since 1993. In addition, Coca-Cola has begun a $9 million expansion of its East Side syrup plant to be completed in late 1997. Finally, Crane Plastics Company has proposed an expansion of its two South Side operations for a new product line that would create 95 jobs and retain 27 of the company's current 675 jobs through the year 2000. The new product line involves a composition of sawdust and plastics called TimberTech, a wood composite used to build decks.

Forecasted Employment Trends

The Columbus economy has followed the regional trend of slowing employment growth in early 1997. The slowdown is consistent with many Midwestern metropolitan areas despite the fact that Columbus is not a manufacturing center. With services sector employment growth expected to accelerate somewhat during the next two to three years, total employment growth should remain moderately strong, in the 1.8% to 2.2% range, during the next three years (see Exhibit 7.4).

                                  Exhibit 7.4
                  Nonagricultural Payroll Employment Forecast
                               Columbus, OH MSA

                        1992    1993    1994    1995    1996    1997f    1998f   1999f
                        ----    ----    ----    ----    ----    -----    -----   -----
  Total                712.8   728.0   755.9   783.5    798.9   814.5   829.0    847.4
    % Change             1.8%    2.1%    3.8%    3.7%     2.0%    2.0%    1.8%     2.2%
  Construction          26.8    27.4    29.8    31.2     32.6    34.3    34.3     34.8
    % Change             1.5%    2.2%    8.8%    4.7%     4.5%    5.2%    0.0%     1.5%
  Manufacturing         91.5    92.2    92.0    93.4     91.6    91.6    91.4     91.9
    % Change            -0.9%    0.8%   -0.2%    1.5%    -1.9%    0.0%   -0.2%     0.5%
  T.C.P.U.              30.4    30.8    32.8    34.5     35.7    36.7    37.1     37.5
    % Change             1.0%    1.3%    6.5%    5.2%     3.5%    2.8%    1.1%     1.1%
  Trade                184.4   189.7   199.7   210.4    216.7   218.7   222.1    226.8
    % Change             2.7%    2.9%    5.3%    5.4%     3.0%    0.9%    1.6%     2.1%
  F.I.R.E.              59.2    60.9    63.2    64.7     67.6    69.4    70.7     72.3
    % Change            -0.7%    2.9%    3.8%    2.4%     4.5%    2.7%    1.9%     2.3%
  Services             188.7   194.6   204.9   214.9    220.5   228.6   237.1    246.6
    % Change             3.4%    3.1%    5.3%    4.9%     2.6%    3.7%    3.7%     4.0%
  Government           131.1   131.7   132.8   133.6    133.6   134.6   135.7    136.8
    % Change             1.5%    0.5%    0.8%    0.6%     0.0%    0.7%    0.8%     0.8%

  Sources: Bureau of Labor Statistics, RCG


Rosen Consulting Group                                                        48

--------------------------------------------------------------------------------
The Columbus Metropolitan Industrial Market
--------------------------------------------------------------------------------

Columbus has a healthy industrial market measuring approximately 92 million square feet, of which 5.1% was vacant as of the second quarter of 1997. The Ohio Valley, of which Columbus is a part, is one of the nation's major industrial markets, due to its central location relative to manufacturing centers and to major markets to the north, west, east and south. Columbus' existing available inventory consists of older, encumbered buildings which do not have the high ceilings, super-flat floors or the tax abatements which are offered in newly constructed buildings. As a result, new space is in high demand.

Demand generators for industrial space include manufacturers, retailers and wholesale distributors. Trade employment, one of the indicators of warehouse space demand, has grown at a rate of 3.3% over the past five years compared to 2.8% nationally. For instance, a major retailer, Levi Strauss & Company, will serve as the anchor tenant in the redevelopment of the Cranston Building, leasing 25,000 square feet in the office and manufacturing facility on Dublin Road. In addition, both Rickenbacker International Airport and Port Columbus International Airport are strong demand generators, due to an ever-increasing volume of cargo activity.

Speculative industrial construction has been strong, pushing up the area's industrial vacancy rate from a recent low of 2.3% in 1993 to 6.3% as of year-end 1996. The upward trend of vacancy rates during the last few years has caused developers to be cautious with development plans, which contributed to the sharp downward correction in vacancy in the second quarter.

Much of the new development is centered around the Rickenbacker International Airport. The area has become a major distribution center, with companies such as Spiegel, Eddie Bauer, Whirlpool, Sun TV, Landair and Southern Air Transport. Rickenbacker Airport handles approximately 526,000 pounds of freight per day, and its parallel 12,000 foot runways can accommodate any type of aircraft. It is also a foreign trade zone. Some of the active developers include Duke Realty, Security Capital, Ruscilli Development and Pizzuti Development. Duke Realty Investment has a 300,000 square-foot addition to its third speculative industrial building in the pipeline. In addition, Duke will request entitlements for two smaller flex buildings of about 110,000 square feet each. Security Capital Trust expects to decide soon whether to move ahead with one of three proposed developments, a 180,000 square-foot building, a 359,000 square-foot building, or a 121,000 square-foot building, at its Capital Park South industrial park in Grove City. Security has lease commitments for the last 260,000 square feet of available distribution space within the industrial park. Since its entry into the Columbus market in late 1994, Security Capital has built more than 880,000 square feet of industrial space in Capital Park. Ruscilli Development has two 268,000 square-foot industrial buildings nearing completion within its Gateway Business Park project at Route 665 and Interstate 270 in the southern edge of Grove City. Pizzuti Development has nearly 500,000 square feet available in three existing buildings in its SouthPark. It also in the early planning stages for a 400,000 square-foot facility. Finally, Ohio Communities plans to begin construction during the second quarter of 1997 on two speculative warehouses in CityGate Business Park.

The outlook for the Columbus industrial market is strong, reflecting the positive economic outlook. We expect the market's industrial vacancy rate will remain relatively healthy, in the 6% to 7% range, over the next three years (see Exhibits 8.1 and 8.2).

Rosen Consulting Group                                                        49

--------------------------------------------------------------------------------
Exhibits 8.1 and 8.2.
--------------------------------------------------------------------------------

                          Columbus Industrial Market
                                 1989 - 1999f
                      ===================================

Columbus Industrial Market
                        1989     1990      1991     1992     1993     1994     1995     1996      2Q97     97f      98f      99f
                        ----     ----      ----     ----     ----     ----     ----     ----      ----     ---      ---       ---
Total Stock             70,734   72,734    76,934   79,234   83,134   85,934   89,434   91,934    92,434   93,634   96,534   98,534
New Construction         2,600    2,000     4,200    2,300    3,900    2,800    3,500    2,500       500    1,700    2,900    2,000
Net Absorption                    1,890     2,815    3,090    6,583      158    2,778    1,985     1,605    3,200    2,800    2,000
Occupied Stock          66,844   68,734    71,549   74,638   81,222   81,379   84,157   86,142    87,748   97,357   90,157   92,157
Vacancy Rate               5.5%     5.5%      7.0%     5.8%     2.3%     5.3%     5.9%     6.3%      5.1%     6.7%     6.6%     6.5%

leases                                                         4098     5101     6314     6376      2166     4332


          [ ] Construction  [ ] Absorption (left) - Vac. Rate (right)






                            Gross Leasing Activity
                                 1993 - 1997e
                      ===================================



                           [BAR CHART APPEARS HERE]


Rosen Consulting Group                                                 50